The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

FILED PURSUANT TO

RULE 424 (B) (5)

REGISTRATION NOS. 333-43808,

333-100953

Subject to Completion. Dated April 25, 2003.

Prospectus Supplement to Prospectus dated April 9, 2003.

43,800,000 Shares

UnumProvident Corporation

Common Stock

UnumProvident Corporation is offering 43,800,000 shares of its common stock. Our common stock is traded on the New York Stock Exchange under the symbol “UNM”. The last reported sale price of our common stock on the New York Stock Exchange on April 25, 2003 was $9.12 per share.

In addition to offering these shares of common stock, we are concurrently offering     % Adjustable Conversion-Rate Equity Security Units for an aggregate offering price of $500.0 million. The completion of this offering of common stock is subject to the completion of the equity security units offering.

See “ Risk Factors” beginning on page S-15 to read about certain factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Initial price to public	$	$
Underwriting discount	$	$
Proceeds, before expenses, to UnumProvident Corporation	$	$

To the extent that the underwriters sell more than 43,800,000 shares of common stock, within 30 days from the date of this prospectus supplement the underwriters have the option to purchase up to an additional 6,570,000 shares from us at the initial price to public less the underwriting discount.

The underwriters expect to deliver the shares against payment in New York, New York on or about               , 2003.

Goldman, Sachs & Co.	Banc of America Securities LLC	Morgan Stanley
Deutsche Bank Securities	Merrill Lynch & Co.	SunTrust Robinson Humphrey

Prospectus Supplement dated                   , 2003.

ABOUT THIS PROSPECTUS SUPPLEMENT

You should read this prospectus supplement along with the accompanying prospectus carefully before you invest. Both documents contain important information you should consider when making your investment decision. This prospectus supplement contains specific details regarding this offering and the accompanying prospectus contains information about our securities generally, some of which does not apply to this offering. This prospectus supplement may add, update or change information in the accompanying prospectus. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any document incorporated by reference in the accompanying prospectus, on the other hand, the information contained in this prospectus supplement shall control. The information contained in our website, www.unumprovident.com, is not a part of this prospectus supplement or the accompanying prospectus.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information contained elsewhere, or incorporated by reference, in this prospectus supplement and the accompanying prospectus. This summary does not contain all of the information that you should consider before investing in our common stock. You should read carefully this entire prospectus supplement, including the “Risk Factors” section, and the accompanying prospectus, and the information incorporated by reference, which are described under “Where You Can Find More Information” in the accompanying prospectus. In this prospectus supplement, “UnumProvident,” “we,” “our,” “ours” and “us” refer to UnumProvident Corporation unless the context otherwise requires.

UnumProvident Corporation

We are the surviving corporation in the merger on June 30, 1999 of Provident Companies Inc., the leading individual income protection insurance provider in North America, with Unum Corporation, the leading group income protection insurance provider. We are the parent holding company for a group of insurance and non-insurance companies that collectively operate throughout North America and in the United Kingdom and Japan. We, through our subsidiaries, are the largest provider of group and individual income protection insurance in North America and the United Kingdom. We also provide a complementary portfolio of other insurance products, including long-term care insurance, life insurance, employer- and employee-paid group benefits, and related services.

Effective January 1, 2003, we adjusted our reporting segments to more closely reflect the manner in which we manage our business internally and will be reporting on this new segment basis beginning with the first quarter of 2003. The income protection segment includes insurance for loss of income due to either sickness or injury or the loss of two or more “activities of daily living”, disability management services, and customized disability programs. Included within this segment are group long-term and short-term income protection insurance, individual income protection insurance, and group and individual long-term care insurance, as well as various disability management services and programs. The products are marketed primarily to employers and multi-life employee groups by our sales force and national practice groups, working in conjunction with independent brokers and consultants. The life and accident segment includes insurance for life, accidental death and dismemberment, cancer, and critical illness marketed primarily to employers and multi-life employee groups by our sales force through independent brokers and consultants. The Colonial segment includes insurance for life, income protection, accident and sickness, cancer, and critical illness issued by Colonial Life & Accident Insurance Company and marketed primarily to employees through our agency field sales force. The other segment includes products that we no longer actively market. The corporate segment includes investment income on corporate assets not specifically allocated to a line of business, corporate interest expense, and certain corporate expenses not allocated to a line of business.

In 2002, we had net income of $401.2 million, or net income per diluted common share of $1.65. The following table sets forth certain operating data for each segment for the year ended December 31, 2002 (in millions of dollars).

	Income Protection	Life and Accident	Colonial	Other	Corporate	Total
Operating revenue excluding net realized investment loss	$6,908.6	$2,031.8	$720.0	$232.0	$35.6	$9,928.0
Benefits and expenses	6,266.6	1,776.5	582.5	186.4	190.1	9,002.1

Operating income (loss) before net realized investment loss, federal income tax and cumulative effect of accounting principle change	$642.0	$255.3	$137.5	$45.6	$(154.5)	$925.9

In the foregoing table, “Operating revenue” includes premium income, net investment income, and other income, but excludes net realized investment gains and losses. “Operating income

(loss)” excludes net realized investment gains and losses, federal income tax and cumulative  effects of accounting principle changes. These alternative measures of “revenue” and “income” or “loss” differ from revenue and income (loss) before federal income tax as presented in our statements of income prepared in accordance with accounting principles generally accepted in the United States (GAAP) due to the exclusion of before-tax realized investment gains and losses. The following table presents a reconciliation of each of the non-GAAP financial measures set forth in the preceding table to the most directly comparable GAAP financial measure for the year ended December 31, 2002 (in millions of dollars).

Operating revenue (excluding net realized investment loss)	$9,928.0
Net realized investment loss	(315.0)

Revenue	$9,613.0

Operating income before net realized investment loss, federal income tax and cumulative effect of accounting principle change	$925.9
Net realized investment loss	(315.0)
Federal income tax	202.6
Cumulative effect of accounting principle change, net of tax	(7.1)

Net income	$401.2

We believe operating revenue and operating income or loss excluding realized investment gains and losses are useful measures of performance. Our investment focus is on investment income to support our insurance liabilities as opposed to the generation of realized investment gains and losses, and a long-term focus is necessary to maintain profitability over the life of the business. Realized investment gains and losses are dependent on market conditions and not necessarily related to decisions regarding underlying business. However, income excluding realized investment gains and losses does not replace net income as a measure of our profitability. Due to our exposure to below-investment-grade fixed maturity securities, and other factors discussed under “Risk Factors” in this prospectus supplement, we may experience realized investment losses. The realization of investment gains and losses will affect future earnings levels as the underlying business is long-term in nature and requires that we be able to sustain the assumed interest rates in our liabilities.

Business Strategies

Our objective is to grow our business and further enhance our profitability by providing:

Comprehensive Solutions for Income Protection and Related Needs

We offer a comprehensive portfolio of income protection products and services. These coverage choices, available primarily in the income protection and Colonial market segments, seek to meet the diverse needs of the marketplace. We seek to achieve a competitive advantage by offering our products to employers and other multi-life employee groups so they can be combined with other coverages to provide integrated product solutions for customers.

Employees are increasingly turning to the workplace for access to quality insurance protection. Through return-to-work expertise and a comprehensive portfolio of basic employee benefits, as well as supplemental, voluntary, and executive product offerings, we offer businesses of all sizes highly competitive benefits to protect the incomes and lifestyles of employees and their families. Income protection solutions include integrated short-term and long-term disability income protection plans with flexible coverage and funding options.

Our broad portfolio also includes individual income protection products marketed increasingly to multi-life employee groups that help protect individual customers and their families from the financial effects of accidents or illnesses. The products feature choices suited to different ages, incomes, family needs, and lifestyles. We also offer long-term care insurance as a lifestyle protection product.

We have national practice groups that specialize in employer-provided plans for employees, executive benefit plans for multi-life employee groups, and products sold to groups of employees through payroll deduction at the workplace. These national practice groups partner with our sales force and representatives from claims, customer service, and underwriting who work in conjunction with independent brokers and consultants to present coverage solutions to potential customers and to manage existing customer accounts. We also utilize an agency field sales force to market the products offered by our Colonial segment.

Benefits Emphasizing Return to Work

Our organization and range of offerings are designed to help employers better manage lost time from the workplace and improve productivity.

•	Impairment-Based Claims Management With a Clinical Focus. We have made considerable investments in clinical resources and created a specialty process for handling long-duration claims based on the type of injury or illness. This process, along with our extensive clinical and vocational resources, is designed to promote return-to-work and absence management.

•	Return-to-Work Program Planning. We offer a combination of web-based resources and access to return-to-work planners to provide employers opportunities to impact their workplace productivity by strategically designing and formalizing return-to-work programs. Some customers using our customized return-to-work program have experienced a significant reduction in lost work days and medical costs.

•	Family and Medical Leave Act Absence Management. We offer administration and compliance for complex Family and Medical Leave Act and state leave regulations. Our Family and Medical Leave Act services unit can help employers improve absence management.

•	Integrated Disability Management. By combining our early intervention, rehabilitation, and cost containment resources with the worker’s compensation provider chosen by the customer, employers are offered the benefit of common occupational and non-occupational case management and integrated reporting.

•	Comparative Reporting and Analysis. With web-based access to our private disability database, customers can compare their claim results with those of peer companies to allow analysis of trends in their claim experience with others in their industry. This provides them with a tool to focus on changes in plan design or internal corporate policies needed to promote return-to-work.

Highly Responsive Service for Customers and their Advisors

We are committed to providing a high quality service experience for all customers and their advisors. Through a variety of technology tools and trained service professionals, we offer a service environment designed to be responsive, timely, and committed to service excellence.

A suite of services is in place to support customers and their advisors. For advisors, we offer Internet-based portal access to work in process and marketing materials. Dedicated service professionals respond to requests for individual sales proposals. Dedicated account management service professionals in local sales offices assist both advisors and customers in plan design, contract implementation, and service delivery. For advisors, we offer technology and call center supported contracting and compensation administration services that are designed to make it easier to do business.

Our employer customers are assigned service professionals in local sales offices to support and address their implementation and ongoing service needs. Larger employer customers are also assigned customer care (claims management and return-to-work services) account managers located in the home office who can provide support for several ongoing programs. We have regional service teams that manage the administration of the account, including contracts, booklets, and billing. We offer a wide array of electronic services, including our Benefit Manager web page, electronic booklets and billing, enrollment options, including the Internet and interactive voice response, and call centers dedicated to enrollment support. Employer customers have access to a local service specialist regardless of size. Larger cases with more than 2,000 insured lives have a wider array of technology tools as well as dedicated national practice account managers available to service the account in the local sales office. The national practice account managers are complemented with home office based account managers when the needs of the customer dictate this solution. We also offer technology enabled call center access to service professionals who are connected via a common voice technology network. Our offering includes web-enabled, self-service benefit administration solutions for employers and their employees.

Recent Developments

First Quarter 2003 Results Of Operations

We reported a net loss of $246.4 million ($1.02 per diluted common share) for the first quarter of 2003, compared to net income of $87.9 million ($0.36 per diluted common share) for the first quarter of 2002.

The first quarter of 2003 net loss includes an increase in our group long-term income protection GAAP reserves of $454.0 million before tax, or $295.1 million after tax. In April 2003, we completed an analysis of our assumptions related to our group long-term income protection claim reserves. We initiated this analysis based on a trend in lower net claim recovery rates observed during the first quarter of 2003. Claim recovery rates during the first quarter of 2003 were below expected levels and lower than those experienced in the past three years. The analysis of emerging net claim recovery rates and the reasons driving the changes resulted in a reduction in our long-term expectations. Based on this analysis, we increased our long-term income protection reserves as of March 31, 2003 to reflect our current estimate of future benefit obligations. This analysis indicated not only a decrease in overall claim recovery rates, but a change in claim recovery rates by claim duration. The reserve increase represents a 6.2% increase in our total net group long-term income protection GAAP reserves, which prior to this increase at March 31, 2003 were $7.34 billion.

Also included in the net income (loss) for the first quarter are net realized after-tax investment losses of $57.6 million ($0.24 per diluted common share) in the first quarter of 2003 compared to $56.1 million ($0.23 per diluted common share) in the first quarter of 2002. Included in the first quarter of 2002 net income is a write-down of goodwill of $11.0 million before tax, or $7.1 million after tax ($0.03 per diluted common share). We adopted the provisions of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, in the first quarter of 2002. The transitional impairment tests of goodwill resulted in the write-down, which was reported as a cumulative effect of accounting principle change. Excluding the net realized investment losses and the first quarter of 2002 cumulative effect of accounting principle change, the after-tax operating loss for the first quarter of 2003 totaled $188.8 million ($0.78 per diluted common share) compared to after-tax operating income of $151.1 million ($0.62 per diluted common share) for the first quarter of 2002.

A reconciliation from after-tax operating income (loss), excluding net realized investment losses and the cumulative effect of accounting principle change, to net income (loss) is as follows:

	Three Months Ended March 31,
	2003	2002
	($ in millions, except per share data)
Operating income (loss) before net realized investment loss and cumulative effect of accounting principle change	$(188.8)	$151.1
Net realized investment loss, net of tax	(57.6)	(56.1)

Income (loss) before cumulative effect of accounting principle change	(246.4)	95.0
Cumulative effect of accounting principle change, net of tax	—	(7.1)

Net income (loss)	$(246.4)	$87.9

Per Diluted Common Share
Operating income (loss) before net realized investment loss and cumulative effect of accounting principle change	$(0.78)	$0.62
Net realized investment loss, net of tax	(0.24)	(0.23)

Income (loss) before cumulative effect of accounting principle change	(1.02)	0.39
Cumulative effect of accounting principle change, net of tax	—	(0.03)

Net income (loss)	$(1.02)	$0.36

Results by Segment

As stated previously, effective January 1, 2003, we adjusted our reporting segments to more closely reflect the manner in which we manage our business internally. Beginning with the first quarter of 2003, we will report results for the following five segments—income protection, life and accident, Colonial, other and corporate. See “—UnumProvident Corporation”.

The income protection segment reported an operating loss before net realized investment gains and losses and federal income taxes, or operating loss, of $353.8 million, including the reserve increase of $454.0 million for the group long-term income protection line of business. This compares to operating income before net realized investment gains and losses and federal income taxes, or operating income, of $163.5 million in the first quarter of 2002.

Within the segment, the group income protection line reported an operating loss of $423.7 million in the first quarter of 2003, compared to operating income of $87.0 million in the prior year first quarter and $75.6 million in the fourth quarter of 2002. The lower earnings in the quarter relative to a year ago are the result of a decline in net claim recoveries in the long-term income protection line of business, as well as lower earnings in the short-term income protection line of business.

Also within this segment, the individual income protection line of business reported operating income of $60.2 million, compared to operating income of $67.5 million in the first quarter of 2002 and $64.7 million in the fourth quarter of 2002. The decline in earnings was primarily the result of lower net claim recoveries in the quarter. Our income protection segment was also adversely affected by adverse publicity, which caused reduced sales of our long-term, short-term and individual income protection products. We have begun to report separately the results of our recently issued income protection business from our closed block of individual income protection business. Operating income in the recently issued individual income protection business totaled $44.4 million in the first quarter of 2003 compared to $41.6 million in the first quarter of 2002. Operating income in the closed block of individual income protection business totaled $15.8 million in the first quarter of 2003 compared to $25.9 million in the first quarter of 2002.

The long-term care line of business, which includes the results of both the group and individual long-term care lines of business, reported operating income of $5.8 million in the first quarter of 2003, compared to $4.8 million in the first quarter of 2002 and $6.0 million in the fourth quarter of 2002. Finally, the disability services line of business reported operating income of $3.9 million in the first quarter of 2003, compared to $4.2 million in the first quarter of 2002 and $5.6 million in the fourth quarter of 2002.

Premium income for the income protection segment increased 6.8% to $1,295.0 million in the first quarter of 2003, compared to $1,212.0 million in the first quarter of 2002. Within this segment, premium income for the group income protection line of business increased 6.4% to $762.1 million in the first quarter of 2003 from $716.4 million in the first quarter of 2002. The premium income growth in this line is due to new sales submitted in 2002 and favorable renewal activity and improved persistency on the existing block of business. Premium income for the individual income protection line of business increased 4.1% to $437.8 million in the first quarter of 2003 from $420.4 million in the first quarter of 2002. Premium income growth in this line is due to a 20.3% growth of premium income in the recently issued income protection line, driven by strong sales growth in the brokerage voluntary and United Kingdom income protection business. Premium income in the closed block of individual income protection insurance declined 4.0% to $268.6 million in the first quarter of 2003 from $279.7 million in the first quarter of 2002. Within this segment, premium income for the long-term care line of business increased 26.5% to $95.1 million in the first quarter of 2003 from $75.2 million in the first quarter of 2002 due to solid sales growth along with stable persistency.

New annualized sales (submitted date basis) for group long-term income protection fully-insured products declined 14.1% to $67.9 million in the first quarter of 2003, from $79.0 million in the first quarter of 2002 due to a decline in North American brokerage sales, while group long-term income protection administrative services only (ASO) premium equivalents decreased 45.8% to $1.3 million in the first quarter of 2003, from $2.4 million in the first quarter of 2002. New annualized sales (submitted date basis) for group short-term income protection fully-insured products declined 26.3% to $26.9 million in the first quarter of 2003, from $36.5 million in the first quarter of 2002, consistent with our strategy to shift sales from large case fully insured business to ASO, while group short-term income protection ASO premium equivalent sales increased 88.3% to $22.6 million in the first quarter of 2003, from $12.0 million in the first quarter of 2002. New annualized sales (paid for basis) for individual income protection increased 17.7% to $41.2 million in the first quarter of 2003 from $35.0 million in the first quarter of 2002 due to strong sales growth in brokerage voluntary and United Kingdom income protection sales.

Premium persistency in our long-term income protection block improved to 87.0% for the first quarter of 2003 compared to 86.6% in the first quarter of 2002. Persistency also improved in our short-term income protection line of business to 85.2% in the first quarter of 2003 compared to 83.4% in the first quarter of 2002.

The life and accident segment reported operating income of $63.8 million in the first quarter of 2003, compared to $44.4 million in the first quarter of 2002 and $87.3 million in the fourth quarter of 2002. The improvement in results relative to the year ago quarter was primarily the result of improved experience in our group life line of business.

Premium income in this segment increased 6.4% to $476.8 million in the first quarter of 2003, from $448.0 million in the first quarter of 2002 due to strong sales in the brokerage voluntary life line and favorable renewal activity and improved persistency in the group life and accidental death and dismemberment business. New annualized sales (submitted date basis) in the group life line increased to $54.3 million in the first quarter of 2003, from $53.3 million in the first quarter of 2002. New annualized sales in the accidental death and dismemberment line of business decreased to $6.7 million in the first quarter of 2003, from $9.9 million in the first quarter of 2002. New annualized sales in the brokerage voluntary life and other lines increased to $34.9 million in the first quarter of 2003 from $20.5 million in the first quarter of 2002.

Premium persistency in our group life business improved to 83.1% for the first quarter of 2003 compared to 81.4% in the first quarter of 2002.

The Colonial segment reported operating income of $35.2 million in the first quarter of 2003, compared to $33.0 million in the first quarter of 2002 and $36.2 million in the fourth quarter of 2002. Premium income for this segment increased 9.1% to $170.6 million in the first quarter of 2003, from $156.3 million in the first quarter of 2002. New annualized sales in this segment increased 8.8% to $59.6 million in the first quarter of 2003, from $54.8 million in the first quarter of 2002.

The other segment reported operating income of $11.7 million in the first quarter of 2003, compared to $9.5 million in the first quarter of 2002 and $8.5 million in the fourth quarter of 2002.

The corporate segment reported a loss of $54.2 million in the first quarter of 2003, compared to losses of $29.0 million in the first quarter of 2002 and $50.9 million in the fourth quarter of 2002. The results in this segment for the first quarter of 2003 include $15.0 million related to the before-tax severance and retirement benefits discussed below in “—Management Changes”.

Our net realized after-tax investment losses of $57.6 million in the first quarter of 2003 consisted of gross realized before-tax investment losses and write-downs of $140.6 million and gross realized before-tax investment gains of $52.4 million, for net realized before-tax investment losses of $88.2 million. For the first quarter of 2002, our net realized after-tax investment losses of $56.1 million consisted of gross realized before-tax investment losses and write-downs of $196.1 million and gross realized before-tax investment gains of $110.4 million, for net realized before-tax investment losses of $85.7 million.

As of March 31, 2003, book value per common share was $27.09, compared to $28.33 as of December 31, 2002 and $23.58 as of March 31, 2002. Book value per share excluding net unrealized gains and losses on securities was $23.15 as of March 31, 2003 and $24.25 as of December 31, 2002 and $23.84 as of March 31, 2002.

Financial Restructuring Plan

On April 25, 2003, we also announced a series of actions to increase our financial strength and improve the predictability of our business. We expect the restructuring to improve our Risk Based Capital (“RBC”) position, reduce our leverage, reduce the amount we owe to our insurance company subsidiaries and improve the risk profile for our investment portfolio. We expect to complete most of the restructuring plan by the end of the second quarter of 2003. There is a risk, however, that we may not be able to complete our plan in its entirety.

We developed the financial restructuring plan to respond specifically to issues raised by rating agencies and investors. The plan also reflects a continued refinement of our strategic direction. The principal components of the plan include the following:

•	Equity Offerings. The issuance of shares of our common stock in this offering for an aggregate offering price of approximately $400.0 million, and the issuance of % Adjustable Conversion-Rate Equity Security Units, which we refer to as equity security units, in a concurrent offering for an aggregate offering price of $500.0 million. See “—Concurrent Offering”.

•	Dividend Reduction. A reduction in the annual dividend on our common stock from $0.59 per share to $0.30 per share, commencing with the dividend payable on May 16, 2003. We believe this change will make our dividend payout and yield more comparable to our peer companies and will reduce and potentially eliminate the need for our insurance company subsidiaries to pay any dividends to us during the remainder of 2003, thereby retaining higher levels of capital in our insurance company subsidiaries.

•	Internal Reorganization. We are contributing to our insurance company subsidiaries certain of our assets to better align our businesses, which we believe will increase the statutory capital of certain of our insurance company subsidiaries by approximately $285.0 million. The assets that we propose to contribute consist of GENEX Services, Inc., which provides specialized skills in disability case management and vocational rehabilitation to assist disabled claimants to return to work, and a corporate-owned life insurance asset.

•	Changes to Investment Portfolio. At December 31, 2002, approximately 10% (market value basis) of our investment portfolio consisted of below-investment-grade fixed maturity securities. During the first quarter of 2003, we sold $760.9 million (market value) of our below-investment-grade fixed maturity securities. This reduced our below-investment grade exposure to approximately 8.4% of the market value of our investment portfolio, excluding ceded policy loans, as of March 31, 2003.

•	Other Initiatives. We are taking a number of business and financial actions to respond to the present business environment, which we do not anticipate will materially improve in 2003. These actions include further lowering the discount rate on new claim incurrals to reflect the continued low interest rate environment and the expectation of a more challenging claims environment, which is expected to result in higher levels of claims incidence and lower net recovery results. We are taking actions to partially offset these changes through continued improvements in productivity and a heightened emphasis on expense management.

Assuming the issuance of 43,800,000 shares of our common stock in this offering and $500.0 million of equity security units in the concurrent offering (without exercise of the underwriters’ option to purchase additional shares of common stock), the anticipated application of the estimated net proceeds as described under “Use of Proceeds” and the completion of the internal reorganization described above, we will have:

•	increased the RBC of our insurance company subsidiaries, calculated on a weighted average basis using the National Association of Insurance Commissioners, or NAIC, Company Action

Level formula, from 210% at December 31, 2002, to 244% on a pro forma basis as of that date, through a combination of $195.0 million in cash, $170.0 million in reduced dividends from our insurance company subsidiaries, and the contribution of $285.0 million in assets to our insurance company subsidiaries,

•	reduced inter-company loans from our insurance company subsidiaries by $535.0 million from $694.6 million at December 31, 2002, to approximately $160.0 million, and

•	reduced our leverage (giving 50% credit for company-obligated manditorily redeemable preferred securities of a subsidiary trust holding solely our junior subordinated debt securities and 80% equity credit for the equity security units we are issuing concurrently) from 27.7% at December 31, 2002 to 25.3% on a pro forma basis as of that date.

Restatement of Financial Statements

On March 24, 2003, we announced that we had recently resolved various accounting and disclosure comments from the Securities and Exchange Commission’s Division of Corporation Finance. One of the comments addressed the fair value used to determine the amount of other than temporary impairments on fixed maturity securities. During 2001 and 2000, we recorded other than temporary impairments on certain of our fixed maturity securities based on values that included their quoted market prices, as well as to give effect to our analysis with respect to certain issuers of securities that perhaps was not reflected in those market prices. After discussions with the SEC, we concluded that not relying solely on quoted market prices for our other than temporary impairment charges was an erroneous interpretation of Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities. We restated our financial statements (including relevant schedules and exhibits) for the affected periods and included the restated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2002. The non-cash adjustments did not impact our total stockholders’ equity in any period because we had already recorded the unrealized effect of the decreased market value of our fixed maturity securities through stockholders’ equity in the appropriate periods. In addition, these adjustments had an immaterial effect on the statutory surplus of our insurance company subsidiaries.

The effect on net income and net income per share (assuming dilution) was as follows (dollars in millions, except per share data):

	2002	2001	2000
Net Income
As Reported	$367.0	$579.2	$564.2
As Restated	401.2	541.2	538.9

Change	$34.2	$(38.0)	$(25.3)

Net Income Per Share
As Reported	$1.51	$2.38	$2.33
As Restated	1.65	2.22	2.23

Change	$0.14	$(0.16)	$(0.10)

Management Changes

On March 31, 2003, we announced several senior management changes. Thomas R. Watjen, who was previously Vice Chairman and Chief Operating Officer, was appointed to serve as President and Chief Executive Officer (CEO) on an interim basis. Mr. Watjen replaced J. Harold Chandler, who previously served as Chairman, President and CEO. F. Dean Copeland, who was previously Senior Executive Vice President and General Counsel, assumed the additional position of Chief Administrative Officer.

Outside directors C. William Pollard, retired Chairman and CEO of The ServiceMaster Company, and Lawrence R. Pugh, retired Chairman and CEO of V.F. Corporation, are now serving as Co-Chairmen in a newly created Office of the Chairman of the Board, which will serve as the focal point for interaction between the board of directors and senior management.

The board of directors also named outside director John W. Rowe, Chairman, President and CEO of Exelon Corporation, to lead a search committee, which will be assisted by a national executive recruiting firm in seeking a new CEO. The search began on March 31, 2003, and the board of directors will consider Mr. Watjen as well as external candidates.

Pursuant to his current employment contract dating from 1999, Mr. Chandler will receive severance of approximately $8.5 million, which represents a payment of three times base salary and bonus. In addition, under the terms of his contract, he will receive the present value of a retirement benefit (approximately $8.5 million). These charges reduced our first quarter of 2003 net income by approximately $9.8 million, or $0.04 per diluted common share.

Ratings

Standard & Poor’s Corporation (S&P), Moody’s Investors Service (Moody’s), Fitch, Inc. (Fitch), and A.M. Best Company (AM Best) are among the third parties that provide assessments of our overall financial position. In the fourth quarter of 2002 and subsequently (including S&P and AM Best on April 25, 2003), the rating agencies have downgraded our senior debt ratings and the financial strength ratings of our insurance company subsidiaries. Currently, each of the rating agencies has our insurance company subsidiaries’ financial strength ratings and our senior debt ratings under review with negative implications principally due to concerns regarding our ability to raise a significant amount of capital, our earnings outlook given our focus on income protection insurance and challenges in the income protection insurance market as environmental conditions continue to put pressure on claims incidence and recoveries, the level and quality of the statutory capital of our insurance company subsidiaries and our exposure to below-investment-grade securities. The table below reflects our senior debt ratings and the financial strength ratings for our U.S. domiciled insurance company subsidiaries as of April 25, 2003.

	S&P	Moody’s	Fitch	AM Best
UnumProvident Corporation

Senior debt	BBB– (Good)	Baa3 (Medium Grade)	BBB (Good)	bbb–

Commercial paper	A-3 (Good)	Prime-3 (Acceptable)	F2 (Good Credit Quality)	AMB-3 (Acceptable)
U.S. Insurance Subsidiaries

Provident Life and Accident	A– (Strong)	A3 (Good Financial Security)	A (Strong)	A– (Excellent)

Provident Life and Casualty	Not Rated	Not Rated	Not Rated	A– (Excellent)

Unum Life of America	A– (Strong)	A3 (Good Financial Security)	A (Strong)	A– (Excellent)

First Unum Life	A– (Strong)	A3 (Good Financial Security)	A (Strong)	A– (Excellent)

Colonial Life & Accident	A– (Strong)	A3 (Good Financial Security)	A (Strong)	A– (Excellent)

Paul Revere Life	A– (Strong)	A3 (Good Financial Security)	A (Strong)	A– (Excellent)

Paul Revere Variable	A– (Strong)	A3 (Good Financial Security)	A (Strong)	A– (Excellent)

These ratings are not directed toward the holders of our securities and are not recommendations to buy, sell or hold the shares offered by this prospectus supplement. Each rating is subject to revision or withdrawal at any time by the assigning rating organization, and each rating should be evaluated independently of any other rating.

The Offering

Common stock offered	43,800,000

Common stock outstanding after the offering	285,538,597

Use of proceeds

We intend to use the net proceeds from this offering and the concurrent offering of equity security units to reduce inter-company loans from our insurance company subsidiaries and to increase the capitalization of our insurance company subsidiaries. We intend to use the remainder of the net proceeds, if any, for other general corporate purposes.

Risk factors	See “Risk Factors” beginning on page S-15 of this prospectus supplement for a discussion of factors that you should carefully consider before deciding to invest in shares of our common stock.

New York Stock Exchange symbol	UNM

The number of shares of common stock to be outstanding after this offering is based on 241,738,597 shares outstanding as of April 25, 2003. The number of shares of common stock offered and to be outstanding after this offering does not include:

•	up to 6,570,000 additional shares of common stock that the underwriters have a right to purchase from us upon exercise of the underwriters’ option within 30 days of this prospectus supplement;

•	up to shares issuable upon settlement of the contracts underlying the equity security units that we are concurrently offering under a separate prospectus supplement;

•	approximately 19,232,072 shares issuable upon the exercise of stock options outstanding as of December 31, 2002, and having a weighted average exercise price of $31.11 per share; and

•	14,228,940 additional shares available for issuance under our equity incentive plans as of December 31, 2002.

Concurrent Offering

In addition to the common stock offered by this prospectus supplement, we are concurrently offering, by means of a separate prospectus supplement, 20,000,000 equity security units for an aggregate offering price of $500.0 million. The completion of this offering of common stock is subject to the completion of the equity security units offering.

Selected Consolidated Financial Data

The following is our selected consolidated financial data. The financial position and statement of operations data as of and for each of the years ended December 31, 1998 through 2002 are taken from our audited consolidated financial statements as of the end of and for each such year. You should read this selected consolidated financial data in conjunction with our consolidated financial statements and notes that are contained in our Annual Report on Form 10-K for the year ended December 31, 2002, which is incorporated by reference into the accompanying prospectus. We have restated our previously issued financial statements as of and for the years ended December 31, 2001 and 2000. See Note 1 of the “Notes to Consolidated Financial Statements” in our Annual Report on Form 10-K for the year ended December 31, 2002 and “Prospectus Supplement Summary—Restatement of Financial Statements” for further information concerning the restatement.

	2002	2001	2000	1999	1998
		(Restated)	(Restated)
	(in millions of dollars, except share and per share data)
Statement of Operations Data
Premium income	$7,453.1	$7,078.2	$7,057.0	$6,843.2	$6,129.0
Net investment income	2,085.7	2,002.9	2,060.4	2,059.7	2,035.4
Net realized investment gain (loss)	(315.0)	(99.1)	(53.5)	87.1	55.0
Other income	389.2	354.3	329.5	339.6	299.9

Total revenue	9,613.0	9,336.3	9,393.4	9,329.6	8,519.3
Benefits and change in reserves for future benefits	6,582.4	6,234.3	6,407.5	6,787.6	5,449.7
Interest and debt expense	162.4	169.6	181.8	137.8	119.9
Deferral of policy acquisition costs, net of amortization	(295.4)	(263.2)	(139.2)	(334.5)	(325.8)
Amortization of value of business acquired and goodwill	42.1	75.0	67.3	120.9	66.6
Other expenses	2,510.6	2,354.0	2,049.3	2,783.3	2,288.7

Total benefits and expenses	9,002.1	8,569.7	8,566.7	9,495.1	7,599.1
Income (loss) before federal income tax, extraordinary loss, and cumulative effect of accounting principle change	610.9	766.6	826.7	(165.5)	920.2
Federal income tax	202.6	222.5	287.8	17.4	302.8

Income (loss) before extraordinary loss and cumulative effect of accounting principle change	408.3	544.1	538.9	(182.9)	617.4
Extraordinary loss, net of tax	—	(2.9)	—	—	—
Cumulative effect of accounting principle change, net of tax	(7.1)	—	—	—	—

Net income (loss)	$401.2	$541.2	$538.9	$(182.9)	$617.4

Common Share Data
Net income (loss)—basic	$1.66	$2.24	$2.24	$(0.77)	$2.60
Net income (loss)—assuming dilution	$1.65	$2.22	$2.23	$(0.77)	$2.54
Common stockholders’ equity at end of year	$28.33	$24.52	$23.12	$20.73	$25.89
Cash dividends	$0.59	$0.59	$0.59	$0.58	$0.57
Weighted average common shares outstanding (000s)
—Basic	242,032.9	241,824.9	240,880.4	239,080.6	236,975.2
—Assuming dilution	243,070.1	243,608.7	242,061.0	239,080.6	242,348.9

Financial Position Data (at end of year)
Assets	$45,259.5	$42,442.7	$40,363.9	$38,447.5	$38,602.2
Long-term debt and subordinated debt	$2,214.0	$2,304.2	$1,915.5	$1,466.5	$1,525.2
Stockholders’ equity	$6,843.2	$5,939.9	$5,575.5	$4,982.2	$6,146.2

RISK FACTORS

Investing in our common stock involves risk. In deciding whether to invest in our common stock, you should carefully consider the following risk factors, in addition to the other information contained in this prospectus supplement and the accompanying prospectus and the information incorporated by reference herein. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties that we are unaware of, or that we currently deem immaterial, also may become important factors that affect us. If any of the following risks occurs, our business, financial condition or results of operations could be materially and adversely affected. In that case, the value of our common stock and your investment could decline.

Risk Factors Related to Our Business

We may not be successful in implementing all elements of our proposed restructuring plan, and assuming it is successfully implemented, the plan may not provide us with an appropriate level of capital or sufficiently decrease our business risks under all operating scenarios and business and regulatory environments.

Our financial restructuring plan is designed to enhance our financial strength and flexibility, reduce our leverage, refine our focus around our stronger product lines, and generally decrease the risk of our business plan. Our current financing plans, which involve this offering of common stock and a concurrent offering of equity security units, are designed to raise net proceeds of approximately $900.0 million. However, we may not be able to sell all the shares of common stock or equity security units included in these offerings or raise the amount of capital contemplated. Furthermore, even if we are successful in raising this amount of capital, there can be no assurance that the restructuring plan will provide us with an appropriate level of capital under all operating scenarios and the business, investment (including the risks in our below-investment-grade fixed-income securities portfolio), regulatory and litigation risks to which we are subject. Our ability to successfully implement other elements of the restructuring plan depends on a number of variables beyond our direct control, including the reactions of customers, competitors, rating agencies and our sales forces.

Our financial restructuring plan may adversely affect our growth.

Implementation of our financial restructuring plan may adversely affect our growth because the steps designed to reduce our leverage and generally decrease the risk of our business plan may reduce growth in premium and investment income, although we believe that these steps will improve our long-term profitability and financial condition.

The ratings of our senior debt or the financial strength of our insurance company subsidiaries are under review, with negative implications. A further decline in these ratings could adversely affect our business.

Our senior debt and the financial strength of each of our insurance company subsidiaries are rated by four nationally recognized ratings agencies (S&P, Moody’s, Fitch, and AM Best). The ratings assigned to our senior debt and the financial strength of each of our subsidiaries reflect the agency’s view of the overall financial strength (capital levels, earnings, growth, investments, business mix, and market position) of the entity and its ability to meet its financial obligations, including those to its policyholders. In the fourth quarter of 2002 and subsequently (including S&P and AM Best on April 25, 2003), these rating agencies have downgraded our senior debt ratings and the financial strength ratings of our insurance company subsidiaries, and these ratings are under review by each of these agencies, with negative implications principally due to concerns regarding our ability to raise a significant amount of capital, our earnings outlook given our focus on income protection insurance and challenges in the income protection insurance market as environmental conditions continue to put pressure on claims incidence and recoveries, the level and quality of the statutory capital of our insurance company subsidiaries and our exposure to below-investment-grade securities. Further changes in these ratings may have an effect on our insurance company subsidiaries’ abilities to grow sales and renew existing business. If we continue to experience negative operating trends, it could result in a downgrade of our current ratings, which might affect our ability to sell our products, and accordingly impact our revenues and profitability negatively.

The recent downgrades of our credit ratings have adversely affected our access to the capital markets, resulting in our funding cash requirements in part through loans from our insurance company subsidiaries.

As of December 31, 2002, we had total debt of $2.17 billion and $300.0 million of company-obligated mandatorily redeemable preferred securities of a subsidiary trust holding solely our junior subordinated debt securities. In addition, we will issue $500.0 million of senior notes as part of the concurrent offering of equity security units and commit to pay contract adjustment payments relating to the equity security units. Over the past three years, we have accessed the commercial paper markets and utilized borrowings from our insurance company subsidiaries for short-term liquidity needs and the public debt markets for long-term capital needs. The recent reductions in our credit ratings have effectively precluded us from borrowing in the commercial paper markets and limited our access to the public debt markets. As a result, we have increased our use of loans from our insurance company subsidiaries. Further, since the primary function of our bank credit facility is to provide support for our commercial paper program, and we have been unable to access the commercial paper markets, we intend to terminate this facility in connection with this offering. As of March 31, 2003, no borrowings were outstanding under this facility. Our loans from our insurance company subsidiaries are inter-company in nature and as such are eliminated in the preparation of our consolidated financial statements. As of December 31, 2002, we owed $694.6 million to our insurance company subsidiaries. These amounts represent claims on our assets that are entitled to repayment before holders of our common stock are entitled to receive any amounts.

The termination of our bank credit facility will limit our liquidity sources and may increase our use of inter-company loans.

Unless we replace the bank credit facility referred to above or arrange for other sources of stand-by liquidity, our sources of liquidity would be limited to dividends from our insurance company subsidiaries, if any, or inter-company loans received from our insurance company subsidiaries and financings in the public securities markets. We may not be able to obtain financing on appropriate terms in the public markets and our insurance company subsidiaries are subject to regulatory limitations on the payment of dividends and other transfers of funds to affiliates. Accordingly, we may need to arrange for other sources of liquidity and, depending on our results of operations and financial condition at the time, we may be unable to do so on favorable terms, if at all.

Our ability to write new business and our profitability are affected by the size and adequacy of our insurance company subsidiaries’ capital base. This may require us to access the capital markets again in the future, resulting in dilution for our equity holders.

The level of business that our insurance company subsidiaries are able to write depends on the size and adequacy of their capital base. Many state insurance laws impose RBC requirements for purposes of regulating insurer solvency. Insurers having less statutory surplus than that required by the RBC model formula are generally subject to varying degrees of regulatory scrutiny and intervention depending on their level of capital. Since the rating agencies also regard as important the levels of statutory surplus, failure to maintain adequate levels of statutory surplus could result in a downgrade of our ratings.

Effective in 1993, the NAIC adopted a RBC formula, which prescribes a system for assessing the adequacy of statutory capital and surplus for all life and health insurers. The basis of the system is a risk-based formula that applies prescribed factors to the various risk elements in a life and health insurer’s business to report a minimum capital requirement proportional to the amount of risk assumed by the insurer. The life and health RBC formula is designed to measure annually (i) the risk of loss from asset defaults and asset value fluctuation, (ii) the risk of loss from adverse mortality and morbidity experience, (iii) the risk of loss from mismatching of asset and liability cash flows due to changing interest rates, and (iv) business risks. The formula is to be used as an early warning tool to identify companies that are potentially inadequately capitalized. The formula is intended to be used as a regulatory tool only and is not intended as a means to rank insurers generally. The RBC ratio for our U.S. insurance company subsidiaries, calculated on a weighted average basis using the NAIC formula, was 210% at the end of 2002 and 250% at the end of 2001. The individual RBC ratios for our principal operating subsidiaries ranged from 193% to 262% at December 31, 2002. Although the individual RBC ratio for each insurance company subsidiary continues to be above the range that would require state regulatory action, we continue to review various alternatives to increase the RBC ratios for our insurance company subsidiaries. If the NAIC adopts revisions to the RBC formula, our insurance company subsidiaries may require additional capital. The additional capital required, either as a result of changes in methodology discussed above or as a result of poor operating performance, may not be available on favorable terms, if at all. If we raise capital through the sale of equity, this may result in dilution to our stockholders, including investors in this offering.

Our subsidiaries may be unable to pay dividends to us, which may impair our ability to make dividend payments on our common stock and meet our other obligations.

We are a holding company and a legal entity separate and distinct from our subsidiaries. Our rights to participate in any distribution of assets of any subsidiary, including upon its liquidation or reorganization, are subject to the prior claims of creditors of that subsidiary, except to the extent that we ourself may be a creditor of that subsidiary and our claims are recognized.

We primarily rely, as a holding company, on dividends or extensions of credit from our insurance company subsidiaries to make dividend payments on our common stock, meet debt payment obligations and meet our other obligations. On April 25, 2003, we announced as part of our financial restructuring plan that we intend to reduce our annual dividend on our common stock from $0.59 per share to $0.30 per share, commencing with the dividend payable on May 16, 2003, which we believe will make our dividend payout and yield more comparable to our peer companies and reduce and potentially eliminate any need for our insurance company subsidiaries to pay any dividends to us during the remainder of 2003.

Our insurance company subsidiaries are subject to regulatory limitations on the payment of dividends and on other transfers of funds to affiliates. Based on restrictions under current law, during 2003, $328.5 million would be available for the payment of ordinary dividends to us from our domestic insurance company subsidiaries, of which $113.1 million would be conditional on approval from the Maine Bureau of Insurance. The maximum dividend permitted by law does not necessarily indicate an insurer’s actual ability to pay dividends. The actual ability to pay dividends may be further constrained by business and regulatory considerations, such as the impact of dividends on surplus that could affect an insurer’s ratings, risk-based capital ratios, funding growth objectives, competitive position, the amount of premiums that can be written, and its ability to pay future dividends. In addition, state regulators have broad discretion to limit the payment of dividends by insurance companies, which could impair our ability to make future dividend payments on our common stock. Furthermore, a prolonged, significant decline in our insurance company subsidiaries’ profits or regulatory action limiting dividends could subject us to shortages of cash because our subsidiaries will not be able to pay us dividends.

During 2002 we reported a before-tax net realized investment loss of $315.0 million and anticipate additional investment losses will occur during 2003.

During 2002 we reported a before-tax net realized investment loss of $315.0 million, consisting of gross gains of $208.2 million and gross losses of $523.2 million, of which $454.4 million related to write-downs on carrying values of securities and the balance of $68.8 million related to disposition losses. For the quarter ended March 31, 2003, we reported a before-tax net realized investment loss of $88.2 million, consisting of gross gains of $52.4 million and gross losses of $140.6 million, of which $106.5 million related to write-downs on carrying values of securities and the balance of $34.1 million related to disposition losses. These write-downs were recognized as a result of our management’s determination that the value of certain fixed maturity and equity securities had other than temporarily declined during the applicable period, as well as the result of further declines in the values of fixed maturity and equity securities that had initially been written down in a prior period. The value of the securities was determined to have other than temporarily declined or to have further declined from the initial impairment based on a number of factors. Due to the current negative credit market environment and the associated economic uncertainty, we anticipate that we will incur additional investment losses during the remainder of 2003, which could be material.

The performance of our portfolio of fixed-income securities may affect our financial performance and our ability to conduct our business.

We maintain an investment portfolio that consists primarily of fixed-income securities. The quality and/or yield of the portfolio may be affected by a number of factors, including the general economic and business environment, changes in the credit quality of the issuer of the fixed-income securities, changes in market conditions, changes in interest rates, changes in foreign exchange rates, or regulatory changes. These securities are issued by both domestic and foreign entities and are backed either by collateral or the credit of the underlying issuer. Factors such as an economic downturn or political change in the country of the issuer, a regulatory change pertaining to the issuer’s industry, a significant deterioration in the cash flows of the issuer, or a change in the issuer’s marketplace may adversely affect our ability to collect principal and interest from the issuer.

The investments our insurance company subsidiaries hold are highly regulated by specific legislation in each state that governs the type, amount, and credit quality of allowable investments. Legislative changes could force us to restructure the portfolio in an unfavorable interest rate or credit environment, with a resulting adverse effect on profitability and the level of statutory capital.

We use derivative instruments that are hedging in nature. Although we regularly require that our counterparties’ obligations in excess of certain thresholds be cross-collateralized, our profitability may be adversely affected if a counterparty to the derivative instrument defaults in its payment.

At December 31, 2002, a substantial portion of our fixed maturity investment portfolio had been in an “unrealized loss position” for more than 90 days.

At December 31, 2002, approximately 11.4% of our fixed maturity investment portfolio had been in an “unrealized loss position” for more than 90 days, that is, its fair value had been below the recorded amortized historical book value of such securities for more than that period of time. We report the book value of these assets on our balance sheet in one of two ways. If we believe the unrealized loss is temporary, then we record an unrealized investment loss that is not recognized in our income statement, but is included as a separate component, “Net Unrealized Gain or Loss on Securities,” in our Stockholders’ Equity. If we believe the unrealized loss is other than temporary, then we record a realized loss which is reported as a loss in our income statement and ultimately as a reduction of our retained earnings. We also record realized losses if we dispose of the security at below its amortized book value. For statutory accounting purposes, a realized loss reduces statutory capital whereas unrealized losses generally do not reduce statutory capital. Although we utilize a formal, well-defined, and disciplined process to monitor and evaluate our fixed maturity securities portfolio, this process is inherently subjective. Typically, the longer a security has a fair value that is below its amortized book value, the more likely it is that we may realize a loss on such security resulting in a reduction of our statutory capital and RBC.

Approximately 10% of the market value of our invested assets (excluding ceded policy loans) at December 31, 2002 represented, less liquid, higher risk, below-investment-grade fixed maturity securities.

Historically, we have allocated a portion of our fixed maturity investment portfolio to below-investment-grade fixed maturity securities. In addition, due to the current negative credit market environment and the associated economic uncertainty, a portion of our existing securities that were previously investment-grade were downgraded. As a result, the relative size of this portion increased in 2002 even though we had curtailed the purchase of additional below-investment-grade securities. Approximately 10% of the market value of our invested assets at December 31, 2002 represented below-investment-grade fixed maturity securities. Below-investment-grade bonds are inherently more risky than investment-grade bonds since the risk of default by the issuer, by definition and as exhibited by bond rating, is higher. Also, the secondary market for certain below-investment-grade issues can be highly illiquid. During the first quarter of 2003, we sold approximately $760.9 million in market value of below-investment-grade fixed maturity securities. As of March 31, 2003, the market value of below-investment-grade fixed maturity securities was approximately 8.4% of invested assets.

Actual persistency may be lower than projected persistency, due to a number of reasons, resulting in higher than expected amortization of deferred policy acquisition costs.

We defer certain costs incurred in acquiring new business and amortize (expense) these costs over the life of the related policies. Our major classes of products are classified as long-duration or short-duration contracts in accordance with Statement of Financial Accounting Standards No. 60, Accounting and Reporting by Insurance Enterprises. Long-term individual and group accident and health contracts include non-cancelable, collectively renewable and guaranteed renewable contracts. For contracts that are renewable at our option, we may consider them to be long-term, if we can demonstrate that they are likely to remain in force for a reasonable period of time.

We use our historical experience and expectations of the future performance of our business in determining the expected life of the policies, like most insurance companies. We defer policy acquisition costs for group long-term and short-term income protection and group life coverage unlike some of our principal competitors, who expense these costs immediately. Approximately 7% of our total assets and 43% of total stockholders’ equity at December 31, 2002 consisted of deferred policy acquisition costs for our consolidated products, including deferred policy acquisition costs for individual income protection, brokerage voluntary life, and products marketed through our Colonial segment.

Amortization of deferred costs is adjusted to reflect the actual policy persistency as compared to the anticipated experience. We expect that persistency for the foreseeable future may continue to be lower than historical levels, particularly in certain issue years, as we place increased emphasis on retaining profitable business. Persistency may also decline for other reasons, such as increased competition, a decline in the financial strength or debt ratings assigned to our insurance company subsidiaries or us by the rating agencies or media stories about the nature and extent of the regulatory examinations and litigation that we are party to. If actual persistency is less than our estimated persistency of our existing business, we may be required to accelerate the amortization of these costs, which will reduce our profitability and stockholders’ equity.

A portion of our assets consists of goodwill. If these assets become impaired, our net income and stockholders’ equity will be adversely affected.

As of December 31, 2002, our assets included $666.4 million of goodwill. Effective January 1, 2002, we adopted the provisions of Statement of Financial Accounting Standards No. 142 (SFAS 142), Goodwill and Other Intangible Assets, which requires us to subject goodwill and other intangible assets to annual impairment tests. Transition to the provisions of SFAS 142 required us to complete, within the year of adoption, an impairment test of goodwill existing at January 1, 2002. We had previously, prior to the adoption of SFAS 142, used undiscounted cash flows to determine if goodwill was recoverable. Under the provisions of SFAS 142, goodwill impairment occurs if the net book value of a reporting unit exceeds its estimated fair value. Our reporting units are generally our operating segments. We completed the required transitional impairment tests and determined that the carrying value of our goodwill should be reduced by $11.0 million, or $7.1 million net of the related tax benefit. If we decide to exit certain lines of business, or otherwise determine that our goodwill or other intangible assets are impaired going forward, the impairment of these assets will result in corresponding reductions in our net income and stockholders’ equity.

If actual claims exceed our reserve for losses and loss expenses, our financial condition and results of operations could be adversely affected.

We maintain reserves for future policy benefits and unpaid claims expenses which include policy reserves and claim reserves established for our individual income protection insurance, group income protection insurance, and group and individual life and accident and health insurance products. Policy reserves represent the accumulation of the premiums received that are set aside to provide for future benefits and expenses. Claim reserves are established for future payments and associated expenses not yet due on claims already incurred, primarily relating to individual income protection and group income protection insurance products. Reserves, whether calculated under generally accepted accounting principles or statutory accounting principles, do not represent an exact calculation of future benefit liabilities, but are instead estimates made by us using actuarial and statistical procedures. These reserves may not be sufficient to fund our future liabilities in all circumstances. For example, as described under “Prospectus Supplement Summary—Recent Developments—First Quarter 2003 Results of Operations” in April 2003, upon completion of our analysis of our assumptions related to our group long-term income protection reserves, we increased our long-term income protection GAAP reserves as of March 31, 2003 by $454.0 million before-tax, or $295.1 million after-tax, to reflect our current estimate of future benefit obligations. Future loss developments could require reserves to be further increased, which would adversely affect earnings in current and future periods. We may have to adjust our reserve amounts in the event of changes from the assumptions regarding future morbidity (the incidence of claims and the rate of recovery, including the effects thereon of inflation and other societal and economic factors), persistency, mortality, and interest rates used in calculating the reserve amounts.

Demand for, and claims related to, our income protection insurance products are subject to a number of social and economic factors, and we cannot always reprice our products in response to these factors.

Income protection insurance may be affected by a number of social, economic, governmental, legislative, competitive, and other factors. Changes in societal attitudes, work ethics, motivation, stability, and mores can significantly affect the demand for and underwriting results from income protection products. The climate and the nature of competition in income protection insurance have also been markedly affected by the growth of social security, worker’s compensation, and other governmental programs in the workplace. Legislative or regulatory changes may affect claim payments practices or the rate of litigation.

Both economic and societal factors can affect claim incidence for income protection insurance. The relationship between these factors and overall incidence is very complex and will vary due to contract design features and our ability to price, underwrite, and adjudicate the claims effectively. Within the employee benefits market, pricing and renewal actions can be taken to react to higher claim rates. However, these actions take time to implement, and there is a risk that the market will not sustain increased prices. In addition, changes in economic and external conditions may not manifest themselves in claims experience for several quarters.

The pricing actions available in the individual income protection market differ between product classes. For that portion of our outstanding insurance business that consists of individual noncancelable income protection policies, whereby the policy is guaranteed to be renewable through the life of the policy at a fixed premium, we cannot adjust our premiums on in-force business due to changes resulting from such factors. Guaranteed renewable contracts can be repriced to reflect external factors, but rate changes cannot be implemented as quickly as in the employee benefits market.

Income protection insurance products are important products for us. To the extent that income protection products are adversely affected in the future as to sales or claims, our business or results of operations could be materially adversely affected.

The profitability of our group life insurance business depends on our risk selection process.

Group life insurance may be affected by many factors, including the characteristics of the employees insured, the amount of insurance employees may elect voluntarily, our risk selection process, our ability to retain employer groups with lower claim incidence rates, and the geographical concentration of employees. Claim incidence is also influenced by events such as the September 11, 2001 tragedy, which may affect the availability of reinsurance coverage. Changes in any of these factors may adversely affect our results of operations.

During the past year state insurance regulators in a number of states have conducted or are conducting market conduct examinations of our claims handling practices. Some of these examinations could result in fines, changes to our claims handling practices and/or injury to our reputation, ability to sell new policies and retain existing policies.

Our insurance company subsidiaries are subject to comprehensive regulation and oversight by insurance departments in jurisdictions in which they do business, primarily for the protection of policyholders. These insurance departments monitor the manner in which an insurance company offers, sells and administers its products. These market conduct activities include sales practices, such as the advertising and licensing of producers, as well as underwriting, claims and customer service practices. During 2002 and the first quarter of 2003, we have experienced increased market conduct examinations focused specifically on the disability claims handling policies and practices of our insurance company subsidiaries. These examinations generally involve a review of complaints from our policyholders on a range of subjects and a review of disability claim files from our group short-term, group long-term and individual income protection product lines.

Although our examinations historically have resulted in limited findings and minimal fines or other penalties, the Georgia Insurance Commissioner, on March 19, 2003, announced that he had ordered four of our insurance company subsidiaries to pay a monetary penalty totaling $1 million and to make certain changes to their claims handling practices. The order also placed the four companies on probation for two years, during which period certain Georgia claims and complaints will be reviewed on a quarterly basis. The order did not cite any violations of Georgia law or regulations. We have recently closed examinations in four other states with minimal or no fines. However, examinations are pending in over a dozen other states, including California, Massachusetts, New York, and Tennessee. Additional state market conduct examinations may be commenced.

Although we do not expect these regulatory examinations to affect materially our results of operations or financial position directly, these examinations could result in fines, changes in our claims handling practices, injury to our reputation, negative publicity, and harm to our ability to sell or retain insurance policies. Determinations by regulatory authorities that we have engaged in improper conduct also could adversely affect our defense of various lawsuits discussed below.

We have received considerable adverse publicity regarding our disability claims processing, which may adversely affect our persistency and ability to sell new policies and which our board of directors is investigating.

Beginning in October 2002, we became the subject of a number of media stories, including televised segments on Dateline and 60 Minutes, that criticized our processing of disability claims. It is possible that these or future stories have had or will have a detrimental impact on the confidence that individuals and groups that purchase income protection and other insurance products have in us. If this occurs, it will adversely impact our ability to sell and retain insurance policies and adversely impact our results of operations. In addition, as a matter of corporate policy, we investigate material allegations of legal impropriety, including media allegations, and our board of directors has commenced its own inquiries regarding these allegations with the assistance of an outside law firm. These activities are ongoing. To the extent these activities reveal that there have been improprieties in our claims handling practices, this could impact negatively the resolution of the regulatory examinations and civil litigation referred to in this prospectus supplement. In response to litigation, regulatory examinations and press inquiries, we have denied and continue to consistently deny that our claims handling practices involve the improper denial of claims. To date, the board of directors’ inquiries have not resulted in findings which cause us to change this view, although future findings could result in a different conclusion.

We and/or our directors and officers have been sued in over 15 purported class action lawsuits alleging various theories of misconduct, principally related to our claims handling practices, and this and other litigation could materially reduce our results of operations, statutory surplus and stockholders’ equity and limit our ability to write new business.

Following and in connection with the adverse publicity referred to above, we and/or our directors and officers have been sued in over 15 purported class action and stockholder derivative lawsuits alleging various theories of misconduct, principally related to our claims processing practices, as well as our accounting for impaired investments. A number of these lawsuits allege wrongful denial or termination of benefits under various legal theories, including RICO, breaches of fiduciary duties in connection with claims handling and improper disclosure in marketing policies. Other lawsuits allege we violated federal and state securities laws by failing to disclose our allegedly improper claims handling practices, issuing misleading financial statements and improperly accounting for impaired investments. These lawsuits may be amended following the announcement of our decision to restate our financial statements in connection with accounting for certain realized investment losses. See “Prospectus Supplement Summary—Recent Developments—Restatement of Financial Statements” on page S-11 for discussion of this restatement. Although these actions generally seek compensatory and punitive damages, in some of the cases the plaintiffs are seeking injunctive or other equitable relief.

These lawsuits are in a very preliminary stage. Reserves have not been established for these matters, and adverse outcomes could materially reduce our results of operations, statutory surplus and stockholders’ equity, encourage other litigation, and limit our ability to write new business. For a more detailed discussion of these lawsuits, see Note 14 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2002, which is incorporated herein by reference. An additional purported class action lawsuit (principally alleging securities law violations) was filed in early April 2003, and other purported class action and shareholder derivative lawsuits may be filed in the future.

In addition, as part of our normal operations in managing disability claims, we are engaged in claim litigation typically filed on behalf of a single claimant or policyholder involving denial or termination of benefits, and in some of these individual actions punitive damages are sought and awarded. For example, on April 2, 2003, an Arizona jury returned a verdict of $85.7 million against two of our subsidiary insurance companies and another insurer. The verdict included an award of $79 million in punitive damages. We are presently preparing a series of post-trial motions. Subsequent to this verdict, the United States Supreme Court in a case entitled, State Farm Mutual Automobile Insurance Co. v. Campbell, issued a decision providing guideposts for courts on punitive damages which, in our opinion, will significantly increase our chances of successfully challenging the punitive damages award in this Arizona case. Management expects that the ultimate liability, if any, with respect to these types of claim litigation will not be material to our consolidated financial condition. Nevertheless, given the inherent unpredictability of litigation, it is possible than an adverse outcome in certain claim litigation involving punitive damages could, from time to time, have a material adverse effect on our consolidated results of operations in a particular reporting period and could encourage other litigation.

Our ability to write certain new business and our profitability are affected by the availability of reinsurance.

We purchase reinsurance for certain of the risks underwritten by our insurance company subsidiaries by transferring part of the risk, referred to as ceding, to a reinsurance company in exchange for part of the premium that we will receive in connection with the risk. Market conditions beyond our control determine the availability and cost of the reinsurance protection we purchase, which may affect the level of business we are able to write and our profitability. We may not be able to maintain our current reinsurance facilities or be able to obtain other reinsurance facilities in adequate amounts and at favorable rates. If we are unable to maintain adequate reinsurance facilities, either our net exposures would increase or, if we are unwilling to bear an increase in net exposures, we would have to reduce the level of our underwriting commitments. Either of these potential developments could adversely affect our business.

If we are unable to collect our reinsurance receivables it could adversely affect our results of operations.

We are a substantial user of reinsurance in our individual income protection, group life, accidental death and dismemberment, travel accident, group long-term income protection, and group short-term income protection lines of business. We have also used reinsurance to dispose of certain of our discontinued and runoff businesses. Although reinsurance makes the reinsurer liable to us to the extent the risk is transferred, it does not relieve us of our liability to our policyholders. At December 31, 2002, we had approximately $6 billion in reinsurance receivables, comprised primarily of reserves for future claim payments. Approximately 79% of these receivables were concentrated with five reinsurers, all of which are companies rated A or better by AM Best. Virtually all of the remaining 21% is reinsured with companies rated A- or better by AM Best, or with overseas entities that have equivalent ratings. Two companies with B++ ratings hold less than one percent of the reinsurance receivable. The failure of reinsurers to pay amounts due to us on a timely basis or at all would adversely affect our results of operations.

The insurance industry is cyclical, which may impact our results.

The insurance industry is cyclical. Historically, insurers have experienced significant fluctuations in operating results due to volatile and sometimes unpredictable developments, many of which are beyond the direct control of the insurer, including competition, frequency of occurrence or severity of catastrophic events, levels of capacity, general economic conditions and other factors. As a result, the insurance business historically has been a cyclical industry characterized by periods of intense price competition due to excessive underwriting capacity as well as periods when shortages of underwriting capacity permitted favorable premium levels. In particular, the income protection insurance industry has historically tended to higher incidence of new claims and a disproportionate number of large claims during periods of economic downturn. Approximately 30% of our overall block of group income protection business is in the manufacturing and wholesale/retail industry segments, which tend to be economically sensitive. We can be expected to experience the effects of such cyclicality, and changes in premium rates, the frequency or severity of claims or other loss events or other factors affecting the insurance industry generally may have a material adverse effect on our results of operations in future periods.

A majority of our individual income protection insurance is noncancelable and subject to premiums that cannot be increased.

A majority of our in-force individual income protection insurance was written on a noncancelable basis. Under a noncancelable policy, as long as the insured continues to pay the fixed annual premium for the policy’s duration, we cannot cancel the policy nor can we raise the premium. Due to the noncancelable, fixed premium nature of the policies we marketed in the past, our profitability in this part of the business largely depends upon achieving our pricing assumptions for morbidity, persistency, interest earned rates and expense levels. If our pricing assumptions were incorrect, our profitability will be adversely affected.

Our individual income protection results are negatively affected by business issued during the mid-1990’s and prior years, referred to as the “closed” individual income protection block. The closed individual income protection block generally consists of those policies in force prior to our substantial changes in product offerings, pricing, distribution, and underwriting. The premium income for 2002 in our closed individual income protection block was $1.1 billion, or approximately 65% of the total individual income protection premium for 2002, which was approximately $1.70 billion. We continue to review internal and external alternatives for improving the overall results of our individual income protection line of business, particularly as related to the closed individual income protection business, however, such alternatives may not be possible to execute.

The regulatory system under which we operate and potential changes to it could have a material adverse effect on our business.

Our insurance company subsidiaries are subject to regulation under the insurance laws of states in which they operate. These laws provide safeguards for policy-owners. They are not intended to protect the interests of shareholders. State insurance commissioners regulate and supervise each of our insurance company subsidiaries. State insurance commissioners have broad statutory powers to grant and revoke licenses, to investigate and fine insurers, to approve premium rates, forms of insurance contracts, and the types and amounts of business which an insurance company may conduct in light of its statutory capital and surplus.

Our insurance company subsidiaries may not be able to obtain or maintain necessary licenses, permits, authorizations or accreditations, or may be able to do so only at great cost. In addition, we may not be able to comply fully with, or obtain appropriate exemptions from, the wide variety of laws and regulations applicable to insurance companies and insurance holding companies. Failure to comply with or to obtain appropriate exemptions under any applicable laws could result in restrictions on our ability to do business in one or more of the jurisdictions in which we operate and fines and other sanctions, which could have a material adverse effect on our business.

In 1974 Congress passed the Employee Retirement Income Security Act, or ERISA. The purpose of ERISA was to reserve for federal authority the sole power to regulate the field of employee benefits. ERISA eliminated the threat of conflicting or inconsistent state and local regulation of employee benefit plans. In doing so, ERISA pre-empted all state laws except those that specifically regulated the business of insurance. ERISA also provides an exclusive remedial scheme for any action brought by ERISA plan participants and beneficiaries. ERISA has allowed plan administrators and plan fiduciaries to manage efficiently employee benefit plans in the United States. Most group long-term and short-term income protection plans administered by us are governed by ERISA. Changes to ERISA enacted by Congress or via judicial interpretations could adversely affect the risk of managing employee benefit plans, increase the premiums associated with such plans, and adversely affect our business.

The modernization of the financial services industry as a result of the Gramm-Leach-Bliley Act of 1999 may also affect our future prospects. This legislation eliminated many federal and state barriers to affiliation among banks and securities firms, insurers, and their financial service providers. At the same time, the legislation increased the separation between financial service providers and other non-financial companies. The major effects, other than the potential for increased competition, included new federal privacy rules, a requirement that states enact uniform laws and regulations governing the licensure of individuals and entities authorized to solicit the purchase of insurance within and outside a state, and authority given to promulgate regulations granted to numerous federal agencies.

The USA Patriot Act of 2001 enacted in response to the terrorist attacks on September 11, 2001, contains anti-money laundering and financial transparency laws and mandates the implementation of various new regulations applicable to broker-dealers and other financial services companies, including insurance companies. The Patriot Act seeks to promote cooperation among financial institutions, regulators and law enforcement entities in identifying parties that may be involved in terrorism or money laundering. Anti-money laundering laws outside of the United States contain some similar provisions. The increased obligations of financial institutions to identify their customers, watch for and report suspicious transactions, respond to requests for information by regulatory authorities and law enforcement agencies, and share information with other financial institutions, require the implementation and maintenance of internal practices, procedures and controls.

Compliance with existing and future laws and regulations could require us to make material expenditures or otherwise adversely affect our business or financial results.

We are in an intensely competitive business and compete based on a number of factors.

There is intense competition among insurance companies for the products we offer. Some of our competitors are larger and have greater financial resources than we. At the end of 2002, there were over 1,800 legal reserve life insurance companies in the United States, many offering one or more insurance products similar to those we market. In the individual and group income protection markets, we compete in the United States and Canada with the largest insurance companies and regionally with other insurance companies offering specialty products. Our principal competitors for group life and long-term care products include the largest insurance companies in the United States.

All areas of the employer provided benefits markets are highly competitive due to the yearly renewable term nature of the products and the large number of insurance companies offering products in this market. We compete with other companies in attracting and retaining independent agents and brokers to actively market our products. The principal competitive factors affecting our business are integrated product choices, price and quality of customer service and claims management.

We also compete based on the financial strength ratings provided by rating agencies. The recent downgrade of our financial strength ratings described under “Prospectus Supplement Summary—Recent Developments—Ratings,” could adversely affect us and any further ratings downgrades (or the potential for such downgrades) could, among other things, materially increase surrender levels, adversely affect relationships with distributors of our products and services, negatively impact persistency, adversely affect our ability to compete and thereby materially and adversely affect our business, financial condition and results of operations.

Our disciplined approach in the re-pricing of renewal business may lead to lower profit margins.

Our renewal programs have generally been successful at retaining business that is relatively more profitable than business that terminated. We expect that the additional premium and related profits associated with renewal activity will continue to emerge. We intend to maintain a disciplined approach in the re-pricing of renewal business, while balancing the need to maximize persistency and retain producer relationships. This disciplined approach may lead to lower profit margins or slower growth in earned premiums on affected renewal cases than we originally planned.

Our pricing actions cannot entirely respond to changes in claim liabilities.

We monitor claims experience in group income protection and respond to changes by periodically adjusting prices, refining underwriting guidelines, changing product features and strengthening risk management policies and procedures. We expect to price new business and re-price existing business, at contract renewal dates, in an attempt to mitigate the effect of these and other factors, including interest rates, on new claim liabilities. However, given the competitive market conditions for our income protection products, we do not believe pricing actions can entirely mitigate these effects.

The sales growth rate in our group life line of business may continue at a lower level than that experienced in recent years.

We have implemented several actions in the group life line of business, including tighter underwriting guidelines and pricing changes, and are developing case specific remedial plans for this under-performing business. We believe these actions will improve profitability for group life, but it is uncertain whether these actions will restore the profitability that this line of business has historically reported. As a result of these actions, we expect that the sales growth rate in this business may continue at a lower level than that experienced in recent years.

Our focus on large employers, executive benefits and voluntary benefits may cause our results to fluctuate and slow the rate of our long-term sales growth.

We have national practice groups that specialize in employer provided plans for employees, executive benefit plans for multi-life employee groups, and voluntary products sold to groups of employees through payroll deduction at the workplace. These national practice groups partner with our sales force and representatives from claims, customer service, and underwriting to present coverage solutions to potential customers and to manage existing customer accounts. We expect that this organizational focus on customers will continue to favorably affect sales growth. However, we intend to maintain pricing discipline to balance our sales growth and profitability, which may slow the rate of our long-term sales growth. Furthermore, our focus on large employers can cause our results to fluctuate since sales related to employer provided benefits can fluctuate significantly due to large case size and timing of sales submissions.

Changes in federal income tax law could make some of our products less attractive to consumers.

We market accident and health insurance products that qualify as fringe benefits that can be purchased with pre-tax employee dollars as part of a flexible benefits program pursuant to Section 125 of the Internal Revenue Code. Flexible benefits programs assist employers in managing benefit and compensation packages and provide policyholders the ability to choose benefits that best meet their needs. Although we believe our products provide value to our policyholders which will remain even if the tax advantages are eliminated, a change in the law that limits or eliminates fringe benefits available on a pre-tax basis could adversely affect our ability to market these products and adversely affect our profitability.

Risks Related to Our Common Stock

The price of our common stock has recently experienced significant volatility, which could adversely affect the value of your investment.

For the period from January 1, 2002 to April 25, 2003, the high and low prices at which our common stock has traded on the New York Stock Exchange have been $29.45 and $5.97, respectively. This volatility in the price of our common stock may continue in the future. To the extent that this volatility continues, investors may perceive our common stock as a less desirable investment, and our common stock may trade at prices lower than those at which it would trade in the absence of this volatility.

Future issuances of our common stock and our issuance of equity security units, which will result in future issuances of common stock, may adversely affect our stock price.

Sales of a substantial number of shares of our common stock after this offering, or the perception by the market that those sales could occur, could cause the market price of our common stock to decline or could make it more difficult for us to raise funds through the sale of equity in the future. As of April 25, 2003, we had 241,738,597 shares of common stock outstanding, and approximately 19,232,072 shares of our common stock were issuable upon the exercise of options granted pursuant to our equity incentive plans. All of these shares will be freely tradable in the public market, unless such shares are held by our affiliates.

Concurrently with this common stock offering, we are offering 20,000,000 equity security units with an aggregate offering price of  $500.0 million. We cannot predict accurately how or whether investors in our equity security units will resell shares of our common stock. Any market that develops for our equity security units is likely to influence and be influenced by the market for our common stock. For example, investors’ anticipation that, when the purchase contracts that are a component of the equity security units become due, we may deliver a number of shares of our common stock within the range of         % to         % of the currently outstanding shares of our common stock, could cause the price of our common stock to be unstable or decline. The following factors could also affect the price of our common stock:

•	sales of our common stock by investors who prefer to invest in us by investing in our equity security units;

•	hedging an investment in our equity security units by selling our common stock; and

•	arbitrage trading activity between our equity security units and our common stock.

We may not make dividend payments on our common stock.

Future dividend payments will depend upon the dividends we receive from our insurance company subsidiaries, our level of earnings, financial requirements and ability to obtain debt or equity financing, and other relevant factors. On April 25, 2003, we announced as part of our financial restructuring plan that we intend to reduce our annual dividend on our common stock from $0.59 per share to $0.30 per share, commencing with the dividend payable on May 16, 2003, which we believe will make our dividend payout and yield more comparable to our peer companies and will reduce and potentially eliminate any need for our insurance company subsidiaries to pay any dividends to us during the remainder of 2003. We cannot assure you that our board of directors will not decide in the future to reduce further the amount of dividends we pay, if they believe it is in our best interests.

Regulatory requirements, provisions of our restated certificate of incorporation and restated by-laws could delay, deter or prevent a takeover attempt that stockholders might consider in their best interests.

Most states, including the states in which our insurance company subsidiaries are domiciled, have laws and regulations that require regulatory approval of a change in control of an insurer or an insurer’s holding company. Where such laws and regulations apply to us and our insurance company subsidiaries, there can be no effective change in our control unless the person seeking to acquire control has filed a statement with specified information with the insurance regulators and has obtained prior approval for the proposed change from such regulators. The usual measure for a presumptive change in control pursuant to these laws is the acquisition of 10% or more of the voting stock of an insurance company or its parent, although this presumption is rebuttable. Consequently, a person may not acquire, including by purchases of shares in this offering, 10% or more of our common stock without the prior approval of the insurance regulators in the states in which we and our insurance company subsidiaries are domiciled.

Our restated certificate of incorporation and restated by-laws also contain provisions that may delay, deter or prevent a takeover attempt that stockholders might consider in their best interests. These provisions, which we describe under “Description of Common Stock—Certain Provisions That May Have an Anti-Takeover Effect” in the accompanying prospectus, may adversely affect prevailing market prices for our common stock and include:

•	classification of our board of directors into three classes that serve staggered three-year terms;

•	a prohibition on entering into a business combination with a person who is an “interested stockholder” unless the business combination transaction is approved by a supermajority vote;

•	restrictions on the calling of special meetings of stockholders;

•	a prohibition on stockholders taking action by written consent; and

•	a supermajority voting requirements for the amendment of certain provisions of our restated certificate of incorporation and restated by-laws.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus contain or incorporate statements that are “forward-looking” within the meaning of the Private Securities Litigation Reform Act of 1995. Those statements can be identified by the use of forward-looking language such as “may,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “projects,” “goals,” “objectives,” or other similar expressions. Our actual results, performance or achievements could be materially different from the results expressed in, or implied by, those forward-looking statements. Those statements are subject to risks and uncertainties, including but not limited to, the risks described in this prospectus supplement and the accompanying prospectus and other documents incorporated by reference. When considering those forward-looking statements, you should keep in mind the risks, uncertainties and other cautionary statements made in this prospectus supplement and the accompanying prospectus.

Factors that may cause our actual results to differ materially from those we contemplate by the forward-looking statements include, among others, the following:

•	Insurance reserve liabilities may fluctuate as a result of changes in numerous factors, and such fluctuations can have material positive or negative effects on our net income.

•	Actual persistency may be lower than projected persistency, resulting in lower than expected revenue and higher than expected amortization of deferred policy acquisition costs.

•	Incidence and recovery rates may be influenced by, among other factors, the emergence of new diseases, new trends and developments in medical treatments, and the effectiveness of risk management programs.

•	Retained risks in our reinsurance operations are influenced primarily by the credit risk of the reinsurers and potential contract disputes. Any material changes in the reinsurers’ ability or willingness to pay according to the terms of the contract could have material effects on results.

•	Effectiveness in supporting new product offerings and providing customer service may not meet our expectations.

•	Sales growth may be less than planned, which could affect our revenue and profitability.

•	Actual experience in pricing, underwriting, and reserving may deviate from our assumptions.

•	Competitive pressures in the insurance industry may increase significantly through industry consolidation or otherwise.

•	General economic or business conditions, both domestic and foreign, may be less favorable than we expect, which may affect premium levels, claims experience, the level of pension benefit costs and funding, and investment results, including credit deterioration of investments.

•	Investment results, including, but not limited to, realized investment losses resulting from impairments, may differ from prior experience and negatively affect our results.

•	Legislative, regulatory, or tax changes, both domestic and foreign, may adversely affect the businesses in which we are engaged.

•	Rating agency actions, state insurance department actions, and negative media attention may adversely affect our business.

•	Changes in the interest rate environment may adversely affect our reserve and policy assumptions and ultimately decrease profit margins.

•	The level and results of litigation may vary from prior experience.

•	Events or consequences relating to terrorism and acts of war, both domestic and foreign, may adversely affect our business and the availability and cost of reinsurance.

For further discussion of risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors.”

All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except as required under federal securities laws, we do not intend, and assume no obligation, to update any particular forward-looking statement included or incorporated by reference in this prospectus supplement and the accompanying prospectus.

USE OF PROCEEDS

We estimate that our net proceeds from our sale of 43,800,000 shares of common stock in this offering and the sale of equity security units in the concurrent offering after deducting underwriting discounts and commissions and estimated offering expenses, to be approximately $865.2 million or approximately $922.6 million if the underwriters for this offering exercise in full their option to purchase additional shares of common stock.

We intend to use the net proceeds from this offering and the concurrent offering of equity security units to reduce inter-company loans from our insurance company subsidiaries and to increase the capitalization of our insurance company subsidiaries. We intend to use the remainder of the net proceeds, if any, for other general corporate purposes.

Pending these uses, we will invest the net proceeds in highly liquid short-term debt securities.

PRICE RANGE OF COMMON STOCK AND DIVIDENDS

Our common stock is listed and traded on the New York Stock Exchange under the symbol “UNM”. The following table sets forth, for the periods indicated, the high and low sales prices per share of our common stock as reported on the New York Stock Exchange and the amount of per-share dividends declared on our common stock.

	High	Low	Dividend
2001
1st Quarter	$30.4400	$23.8125	$0.1475
2nd Quarter	33.7500	27.0300	0.1475
3rd Quarter	33.0100	22.2500	0.1475
4th Quarter	27.3500	22.4100	0.1475

2002
1st Quarter	$29.7000	$25.9800	$0.1475
2nd Quarter	29.4900	24.0000	0.1475
3rd Quarter	25.4000	17.6400	0.1475
4th Quarter	21.4900	16.3000	0.1475

2003
1st Quarter	$19.5400	$5.9100	$0.1475
2nd Quarter (through April 25, 2003)	12.6000	8.7000	—

On April 25, 2003, the last reported sale price for our common stock was $9.12 per share. As of April 25, 2003, there were 20,266 holders of record of our common stock.

On April 25, 2003, we announced as part of our proposed financial restructuring plan that we intend to reduce our annual dividend on our common stock from $0.59 per share to $0.30 per share, commencing with the dividend payable on May 16, 2003, which we believe will make our dividend payout and yield more comparable to our peer companies and will reduce and potentially eliminate any need for our insurance company subsidiaries to pay any dividends to us during the remainder of 2003. Future dividend payments will depend on the dividends we receive from our insurance company subsidiaries, our level of earnings, financial requirements and ability to obtain debt or equity financing, and other relevant factors.

CAPITALIZATION

The following table sets forth our consolidated capitalization as of December 31, 2002 and as adjusted to give effect to:

•	the issuance of 43,800,000 shares of our common stock in this offering, assuming no exercise of the underwriters’ option to purchase additional shares of common stock and the anticipated application of the estimated net proceeds as described under “Use of Proceeds”; and

•	the issuance of 20,000,000 equity security units in the concurrent equity security units offering and the anticipated application of the estimated net proceeds as described under “Use of Proceeds.”

You should read the following table in conjunction with our annual report on Form 10-K for the year ended December 31, 2002, incorporated herein by reference.

	Actual	As Adjusted for this Offering	As Adjusted for this Offering and the Concurrent Offering of Equity Security Units
	(in millions)
Short-term debt	$255.0	$255.0	$20.0
Long-term debt	1,914.0	1,914.0	2,414.0
Company-obligated mandatorily redeemable preferred securities of subsidiary trust holding solely junior subordinated debt securities of the company	300.0	300.0	300.0

Total	2,469.0	2,469.0	2,734.0

Stockholders’ equity
Common stock, $0.10 par value; authorized: 725,000,000 shares; issued: 243,538,355 at 12/31/02 shares (287,338,355 shares as adjusted)	24.4	28.8	28.8
Preferred stock, $0.10 par value; authorized: 25,000,000 shares; issued: 0	—	—	—
Additional paid-in capital	1,086.8	1,463.9	1,452.6 (1)
Accumulated other comprehensive income	777.4	777.4	777.4
Retained earnings	5,011.4	5,011.4	5,011.4
Treasury stock at cost: 1,951,095 shares	(54.2)	(54.2)	(54.2)
Deferred compensation	(2.6)	(2.6)	(2.6)

Total stockholders’ equity	6,843.2	7,224.7	7,213.4

Total capitalization	$9,312.2	$9,693.7	$9,947.4

(1)	Reflects an adjustment representing the present value of the contract adjustment payments payable in connection with the purchase contracts contained in the equity security units.

UNDERWRITING

We and the underwriters for the offering named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co., Banc of America Securities LLC, Morgan Stanley & Co. Incorporated, Deutsche Bank Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and SunTrust Capital Markets, Inc. are the representatives of the underwriters.

Underwriters	Number of Shares
Goldman, Sachs & Co.
Banc of America Securities LLC
Morgan Stanley & Co. Incorporated
Deutsche Bank Securities Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
SunTrust Capital Markets, Inc.

Total	43,800,000

The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

The completion of the offering is conditioned upon the consummation of the concurrent equity security units offering.

If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional 6,570,000 shares from us to cover such sales. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by us. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase 6,570,000 additional shares.

Paid by UnumProvident	No Exercise	Full Exercise
Per Share	$	$
Total	$	$

Shares sold by the underwriters to the public will initially be offered at the initial price to public set forth on the cover of this prospectus supplement. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $  .     per share from the initial price to public. Any such securities dealers may resell any shares purchased from the underwriters to certain other brokers or dealers at a discount of up to $  .     per share from the initial price to public. If all the shares are not sold at the initial price to public, the representatives may change the offering price and the other selling terms.

We and our directors and executive officers and several of our stockholders have agreed with the underwriters not to offer, sell, contract to sell, pledge, grant any option to purchase, hedge, make any short sale or otherwise dispose of any common stock or any of our securities that are substantially similar to common stock or any options or warrants to purchase any common stock or any securities convertible into, exchangeable for or that represent the right to receive common stock (with respect to us, other than the issuance of equity security units to be offered and sold concurrently with this offering and sales of our common stock pursuant to existing employee benefit plans and, with respect to one of our directors, Hugh O. Maclellan, Jr., and one of our stockholders, The Maclellan Foundation, Inc., other than certain charitable grants of shares of our common stock) during the period from the date of this prospectus supplement continuing to and including the date 90 days after the date of this prospectus supplement, subject to certain permitted exceptions, without the prior written consent of Goldman, Sachs & Co., which consent may be given at its sole discretion and without prior notice.

In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Shorts sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares from us in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option to purchase additional shares. “Naked” short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made for the purpose of preventing or retarding a decline in the market price of the common stock while the offering is in progress.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions may have the effect of preventing or retarding a decline in the market price of our common stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise.

Each underwriter has represented, warranted and agreed that (i) it has not offered or sold and, prior to the expiry of a period of six months after the date of issue of the shares, will not offer or sell any shares to persons in the United Kingdom, except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances that have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has only communicated or caused to be communicated, and will only communicate or cause to be communicated, any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act of 2000 (the “FSMA”)) received by it in connection with the issue or sale of any shares in circumstances in which section 21(1) of the FSMA does not apply to UnumProvident; and (iii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

The shares may not be offered, sold, transferred or delivered in or from The Netherlands, as part of their initial distribution or as part of any re-offering, and neither this prospectus nor any other document in respect of the offering may be distributed or circulated in The Netherlands, other than to individuals or legal entities which include, but are not limited to, banks, brokers, dealers, institutional investors and undertakings with a treasury department, who or which trade or invest in securities in the conduct of a business or profession.

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Registrar of Companies and Businesses in Singapore. Accordingly, the shares may not be offered or sold, nor may this prospectus supplement or the accompanying prospectus or any other offering document or material relating to the shares be circulated or distributed, directly or indirectly, to the public or any member of the public in Singapore other than (i) to an institutional investor or other person specified in Section 106C of the Companies Act, Chapter 50 of Singapore (Singapore Companies Act) or (ii) to a sophisticated investor, and in accordance with the conditions, specified in Section 106D of the Singapore Companies Act or (iii) otherwise pursuant to, and in accordance with the conditions of, any applicable provisions of the Singapore Companies Act.

Each underwriter has acknowledged and agreed that the shares have not been registered under the Securities and Exchange Law of Japan and are not being offered or sold and may not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan, except (i) pursuant to an exemption from the registration requirements of the Securities and Exchange Law of Japan and (ii) in compliance with any other applicable requirements of Japanese law. As part of the offering, the underwriters may offer shares in Japan to a list of 49 offerees in accordance with the above provisions.

No offer to sell the shares has been or will be made in Hong Kong, by means of any document, other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (“Cap. 32”) of Hong Kong, and unless permitted to do so under the securities laws of Hong Kong, no person has issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purpose of issue, any advertisement, document or invitation relating to the shares other than with respect to the shares intended to be disposed of to persons outside Hong Kong or only to persons whose business involves the acquisition, disposal or holding of securities, whether a principal or agent.

We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $250,000.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

Goldman, Sachs & Co. and Banc of America Securities LLC are currently acting as our financial advisors, for which they are paid usual and customary fees. In addition, certain of the underwriters and their affiliates have engaged, and may in the future engage, in transactions with, including investment banking transactions, and performed services for, UnumProvident and its affiliates in the ordinary course of business, for which they have received and may continue to receive customary fees and commissions. Goldman, Sachs & Co., Banc of America Securities LLC and Morgan Stanley & Co. Incorporated are also acting as lead managers of the concurrent offering of our equity security units. In addition, Banc of America Securities LLC acted as the sole lead arranger and sole book manager of, and an affiliate of Banc of America Securities LLC is the administrative agent and a lender under, our credit agreement.

VALIDITY OF COMMON STOCK

The validity of our shares of common stock offered hereby will be passed upon for us by F. Dean Copeland, Chief Administrative Officer, Senior Executive Vice President and General Counsel, and Alston & Bird LLP, Washington, D.C., and for the underwriters by Sullivan & Cromwell LLP, New York, New York. Sullivan & Cromwell LLP has from time to time rendered to us, and at present is rendering to us, certain legal services.

PROSPECTUS

$1,500,000,000

UNUMPROVIDENT CORPORATION

SENIOR DEBT SECURITIES

SUBORDINATED DEBT SECURITIES

PREFERRED STOCK

DEPOSITARY SHARES

COMMON STOCK

WARRANTS

STOCK PURCHASE CONTRACTS

AND

UNITS

UNUMPROVIDENT FINANCING TRUST II

UNUMPROVIDENT FINANCING TRUST III

PREFERRED SECURITIES

AS FULLY AND UNCONDITIONALLY GUARANTEED

BY UNUMPROVIDENT CORPORATION

We will provide you with more specific terms of these securities in supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest.

We may offer these securities from time to time in amounts, at prices and on other terms to be determined at the time of offering. The total offering price of the securities offered to the public will be limited to $1,500,000,000.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is April 9, 2003.

Notice to North Carolina residents: the Commissioner of Insurance for the State of North Carolina has not approved or disapproved these securities, nor has the Commissioner ruled upon the accuracy or adequacy of this document.

The laws of the various states prohibit any person or entity from directly or indirectly acquiring 10% or more (5% or more in Alabama and Florida) of the voting control of any domestic insurance holding company without approval of the states’ Commissioner of Insurance.

-i-

ABOUT THIS PROSPECTUS

This document is called a prospectus and is part of a registration statement that we filed with the SEC using a “shelf” registration or continuous offering process. Under this shelf registration or continuous offering process, we may from time to time offer any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $1,500,000,000.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement containing specific information about the terms of the securities being offered. A prospectus supplement may include a discussion of any risk factors or other special considerations applicable to those securities or to us. A prospectus supplement may also add, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you should rely on the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “WHERE YOU CAN FIND MORE INFORMATION” on page 1.

The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. The registration statement can be read at the SEC web site or at the SEC public reference room mentioned under the heading “WHERE YOU CAN FIND MORE INFORMATION” on page 1.

When acquiring any securities discussed in this prospectus, you should rely only on the information we have provided in this prospectus and in the applicable prospectus supplement, including the information incorporated by reference. Neither we, nor any underwriters or agents, have authorized anyone to provide you with different information. We are not offering the securities in any state where the offer is prohibited. You should not assume that the information in this prospectus, any prospectus supplement, or any document incorporated by reference, is truthful or complete at any date other than the date of the particular document.

We may sell securities to underwriters who will sell the securities to the public on terms fixed at the time of sale. In addition, the securities may be sold by us directly or through dealers or agents designated from time to time. If we, directly or through agents, solicit offers to purchase the securities, we reserve the sole right to accept and, together with any agents, to reject, in whole or in part, any of those offers.

Any prospectus supplement will contain the names of the underwriters, dealers or agents, if any, together with the terms of offering, the compensation of those underwriters and the net proceeds to us. Any underwriters, dealers or agents participating in the offering may be deemed “underwriters” within the meaning of the Securities Act of 1933.

Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus to “we,” “us,” “our,” or similar references mean UnumProvident Corporation and its subsidiaries.

Unless otherwise stated, currency amounts in this prospectus and any prospectus supplement are stated in United States dollars (“$”).

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC’s web site at http://www.sec.gov. The address of the SEC’s web site is provided for the information of prospective investors and not as an active link. You can also inspect reports, proxy statements and other information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York.

The SEC allows us to “incorporate by reference” into this prospectus the information in documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference, by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superceded. In other words, in all cases, if you are considering whether to rely on information contained in this prospectus or information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later. We incorporate by reference the documents listed below and any additional documents we file with the SEC in the future under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until our offering is completed:

•	Annual Report on Form 10-K for the year ended December 31, 2002; and

•	The description of our common stock set forth in our registration statement filed with the SEC pursuant to Section 12 of the Securities Exchange Act of 1934 and any amendment or report filed for the purpose of updating any such description.

We also incorporate by reference any additional documents we file with the SEC in the future under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this registration statement and prior to the effectiveness of this registration statement. You may request a copy of these filings, at no cost, by writing to or telephoning us at the following address:

Investor Relations

UnumProvident Corporation

1 Fountain Square

Chattanooga, Tennessee 37402

(423) 755-8996

We have not included or incorporated by reference in this prospectus any separate financial statements of UnumProvident Financing Trust II or UnumProvident Financing Trust III, which we will refer to as the trusts. We do not believe that these financial statements would provide holders of preferred securities with any important information for the following reasons:

•	we will own all of the voting securities of the trusts;

•	the trusts do not and will not have any independent operations other than to issue securities and to purchase and hold our junior subordinated debt securities; and

•	we are fully and unconditionally guaranteeing the obligations of the trusts as described in this prospectus.

We do not expect that the trusts will be required to file any information with the SEC for as long as we continue to file our information with the SEC.

FORWARD-LOOKING STATEMENTS

This prospectus and accompanying prospectus supplements contain or incorporate statements that are “forward-looking” within the meaning of the Private Securities Litigation Reform Act of 1995. Those statements can be identified by the use of forward-looking language such as “may,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “projects,” “goals,” “objectives,” or other similar expressions. Our actual results, performance or achievements could be significantly different from the results expressed in, or implied by, those forward-looking statements. Those statements are subject to certain risks and uncertainties, including but not limited to, certain risks described in the prospectus supplement or supplements accompanying this prospectus or other documents incorporated by reference. When considering those forward-looking statements, you should keep in mind these risks, uncertainties and other cautionary statements made in this prospectus and the prospectus supplements. You should not place undue reliance on any forward-looking statement, which speaks only as of the date made. You should refer to our periodic and current reports filed with the SEC for specific risks which could cause actual results to be significantly different from those expressed or implied by those forward-looking statements.

UNUMPROVIDENT CORPORATION

We are the surviving corporation in the merger on June 30, 1999 of Provident Companies Inc., the leading individual disability insurance provider in North America, with Unum Corporation, the leading group disability insurance provider. We are the parent holding company for a group of insurance and non-insurance companies that collectively operate throughout North America and in the United Kingdom, Japan, and, to a limited extent, in certain other countries around the world. Our principal operating subsidiaries are Unum Life Insurance Company of America (Unum America), Provident Life and Accident Insurance Company (Accident), The Paul Revere Life Insurance Company (Paul Revere Life), and Colonial Life & Accident Insurance Company (Colonial). We, through our subsidiaries, are the largest provider of group and individual disability insurance in North America and the United Kingdom. We also provide a complementary portfolio of other insurance products, including long-term care insurance, life insurance, employer- and employee-paid group benefits, and related services.

UNUMPROVIDENT TRUSTS

Each of UnumProvident Financing Trust II and UnumProvident Financing Trust III is a Delaware statutory trust and was created by the certificate of trust that we filed with the Secretary of State of Delaware on August 14, 2000. A statutory trust is a separate legal entity that can be formed for the purpose of holding property. For tax purposes, UnumProvident Financing Trust II and UnumProvident Financing Trust III are both grantor trusts. A grantor trust is a trust that does not pay federal income tax if it is formed solely to facilitate direct investment in the assets of the trust and the trustee cannot change the investment. We created each of UnumProvident Financing Trust II and UnumProvident Financing Trust III for the limited purpose of:

•	issuing preferred securities and common securities, which we collectively refer to as the trust securities and which represent undivided beneficial interests in the assets of the trust;

•	investing the gross proceeds that each trust receives from its issuance of its preferred securities and common securities in a liquidation amount equal to the principal amount of junior subordinated debt securities issued by us;

•	distributing the interest the trust receives from us on our junior subordinated debt securities that the trust owns to the holders of the trust securities; and

•	carrying out any other activities that are necessary for or incidental to issuing the preferred securities and common securities and investing in our junior subordinated debt securities.

The purchasers of the preferred securities that UnumProvident Financing Trust II and UnumProvident Financing Trust III may issue will own all of the trusts’ preferred securities. We will own all of the common securities. Each trust is subject to the terms of its declaration of trust that we have executed as the depositor of the trust and which has also been executed by trustees of the trust. At the time a trust issues any preferred securities, the applicable declaration of trust will be amended and restated to set the terms of the preferred securities, which we will refer to as the amended declaration. The common securities will represent an aggregate liquidation amount equal to at least 3% of each trust’s total capitalization. The preferred securities will represent the remaining approximate 97% of each trust’s total capitalization. The terms of the common securities will also be contained in the amended declaration and the common securities will rank equally, and payments will be made ratably, with the preferred securities. However, if there are certain continuing payment events of default under the subordinated indenture and any supplemental indenture which contains the terms of the junior subordinated debt securities, our rights as holder of the common securities to distributions, liquidation, redemption and other payments from the trust will be subordinated to the rights to those payments of the holders of the preferred securities. Each trust will use the proceeds of the sale of the preferred securities and the common securities to invest in junior subordinated debt securities that we will issue to the trust. The preferred securities will be guaranteed by us in the manner described later in this prospectus.

The junior subordinated debt securities and the interest we pay to UnumProvident Financing Trust II and UnumProvident Financing Trust III on the junior subordinated debt securities will be the trusts’ only assets and the interest we pay to the UnumProvident Financing Trust II and UnumProvident Financing Trust III on our junior subordinated debt securities will be the only revenue of the trusts. Unless stated otherwise in the applicable prospectus supplement, the amended declarations will not permit the trusts to acquire any assets other than the junior subordinated debt securities or to issue any securities other than the trust preferred securities and the common securities or to incur any other indebtedness.

Each trust has a term of approximately 45 years but may be dissolved earlier under the terms of its amended declaration. The trustees of each trust will conduct the business and affairs of the trust. As holder of the common securities, we are entitled to appoint, remove, replace or increase or reduce the number of trustees. The amended declarations will govern the duties of the trustees. Most of the trustees will be employees, officers or affiliates of ours and will be referred to as administrative trustees. One trustee of each trust, the property trustee, will be a financial institution that is not affiliated with us and that has a minimum of combined capital and surplus of at least $50 million. The property trustee will act as indenture trustee for the purpose of compliance with the provisions of the Trust Indenture Act of 1939. Unless the property trustee has a principal place of business in the State of Delaware, and meets other legal requirements, we will appoint another trustee for each trust who meets these requirements to serve as the Delaware trustee.

We or any subsequent holder of the common securities will pay all fees and expenses related to the trusts and the offering of the preferred securities and will pay all ongoing costs and expenses of the trusts.

The property trustee of each trust is JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank), 450 West 33rd Street, 15th Floor, New York, New York 10001. The Delaware trustee is Chase Manhattan Bank USA, National Association and its address in the State of Delaware is 500 Stanton Christiana Road, OP4, 3rd Floor, Newark, Delaware 19713. The principal place of business of each trust is c/o UnumProvident Corporation, 1 Fountain Square, Chattanooga, Tennessee 37402. The telephone number for each trust at that address is (423) 755-1011.

USE OF PROCEEDS

Unless otherwise specified in the applicable prospectus supplement for any offering of securities, the net proceeds we receive from the sale of these securities will be used for general corporate purposes, which may include:

•	reducing or refinancing debt;

•	funding investments in, or extensions of credit to, our subsidiaries;

•	financing possible acquisitions;

•	working capital; and

•	redeeming outstanding securities.

Pending such use, we may temporarily invest net proceeds. We do not have any present plans, and are not engaged in any negotiations, for the use of any such proceeds, or the issuance of common stock, in any future acquisition. We will disclose any proposal to use the net proceeds from any offering of securities in connection with an acquisition in the prospectus supplement relating to such offering.

CONSOLIDATED RATIOS OF EARNINGS

TO FIXED CHARGES AND EARNINGS TO COMBINED

FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

Our consolidated ratio of earnings to fixed charges including our consolidated subsidiaries is computed by dividing earnings by fixed charges. The ratio of earnings to fixed charges for the periods prior to December 31, 1999 have been restated to give retroactive effect to the merger of Unum Corporation and Provident Companies, Inc. on June 30, 1999. The following table sets forth our consolidated ratios of earnings to fixed charges and ratios of earnings to combined fixed charges and preferred stock dividends for the periods shown:

	For the Year Ended December 31,
Earnings to Fixed Charges	1998		1999(2)		2000		2001		2002
					(Restated)
Excluding Preference Dividends(1)	7.7	x	(0.1	)x	5.2	x	5.1	x	4.4	x
Including Preference Dividends(3)	7.5		(0.1)		5.2		5.1		4.4

(1)	For purposes of computing the ratio of earnings to fixed charges, earnings as adjusted consist of income (loss) before income taxes plus fixed charges. Fixed charges consist of interest and debt expense, amortization of deferred debt costs, and the estimated interest portion of rent expense.

(2)	Earnings were inadequate to cover fixed charges. The coverage deficiency totaled $165.5 million.

(3)	For purposes of computing the ratio of earnings to fixed charges, earnings as adjusted consist of income (loss) before income taxes plus fixed charges. Fixed charges consist of interest and debt expense, amortization of deferred debt costs, the estimated interest portion of rent expense and preferred stock dividends.

DESCRIPTION OF DEBT SECURITIES

General

Unless stated otherwise in the applicable prospectus supplement, the following summary outlines the material terms of the senior debt securities and the subordinated debt securities (including our junior subordinated debt securities), which we collectively refer to as the debt securities, that we may offer from time to time. The specific terms of any debt securities we may offer and the extent, if any, to which these general terms and provisions may or may not apply to the debt securities will be described in the prospectus supplement relating to the particular series of debt securities.

We will issue the senior debt securities under an indenture, which we have entered into with JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank), as trustee. We will issue the subordinated debt securities under an indenture, which we will enter into with JPMorgan Chase Bank, as trustee. Except for the subordination provisions included in the subordinated indenture, the indentures are substantially identical. The indentures are subject to and governed by the Trust Indenture Act, and we may supplement the indentures from time to time after we execute them. The following description of the debt securities may not be complete and is subject to and qualified in its entirety by reference to the form of either the senior or the subordinated indenture relating to the particular series of debt securities, each of which is an exhibit to the registration statement that contains this prospectus. Capitalized terms used but not defined in this description will have the meanings given to them in the indentures. Wherever we refer to particular sections or defined terms of the indentures, it is our intent that those sections or defined terms will be incorporated by reference in this prospectus.

Terms

The debt securities will be our direct, unsecured obligations. The indebtedness represented by the senior debt securities will rank equally with all our other unsecured and unsubordinated debt, but will be subordinated to all of our existing and future secured indebtedness, if any. The indebtedness represented by the subordinated debt securities will rank junior in right of payment, under the terms contained in the subordinated indenture, and will be subject to our prior payment in full of our senior debt all as described under “—Subordination.”

The amount of debt securities we offer will be limited to the amount described on the cover of this prospectus. We may issue the debt securities, in one or more series from time to time, as our board of directors may establish by resolution or as we may establish in one or more supplemental indentures. We may issue debt securities with terms different from those of debt securities we previously issued. We may issue debt securities of the same series at more than one time and, unless prohibited by the terms of the series, we may reopen a series for issuances of additional debt securities, without the consent of the holders of the outstanding debt securities of that series. The debt securities may be denominated and payable in foreign currencies or units based on or related to foreign currencies. Special United States federal income tax considerations applicable to any debt securities denominated in foreign currencies will be described in the applicable prospectus supplement.

Each indenture provides that there may be more than one trustee under the indenture, each with respect to one or more series of the debt securities. Any trustee under an indenture may resign or be removed with respect to one or more series of the debt securities, and a successor trustee may be appointed to act with respect to that series. Upon prior written notice, a trustee may be removed by act of the holders of a majority in principal amount of the outstanding debt securities of the series with respect to which the trustee acts as trustee. If two or more persons are acting as trustee with respect to different series of debt securities, each trustee will be a trustee of a trust under the applicable indenture unrelated to the trust administered by any other trustee. Except as otherwise stated in this prospectus, any action described in this prospectus to be taken by each trustee may only be taken by the trustee with respect to the one or more series of debt securities for which it is trustee under the applicable indenture.

You should refer to the applicable prospectus supplement relating to a particular series of debt securities for the specific terms of the debt securities, including, but not limited to:

•	the title of the debt securities of the series and whether the debt securities are senior debt securities or subordinated debt securities and, in the case of subordinated debt securities, whether they are junior subordinated debt securities;

•	the total principal amount of the debt securities of the series and any limit on the total principal amount;

•	the price (expressed as a percentage of the principal amount of the debt securities) at which we will issue the debt securities of the series;

•	the terms, if any, by which holders may convert or exchange the debt securities of the series into or for common stock or other of our securities or property;

•	if the debt securities of the series are convertible or exchangeable, any limitations on the ownership or transferability of the securities or property into which holders may convert or exchange the debt securities;

•	the date or dates, or the method for determining the date or dates, on which we will be obligated to pay the principal of the debt securities of the series and the amount of principal we will be obligated to pay;

•	the rate or rates, which may be fixed or variable, at which the debt securities of the series will bear interest, if any, or the method by which the rate or rates will be determined;

•	the date or dates, or the method for determining the date or dates, from which any interest will accrue on the debt securities of the series, the dates on which we will be obligated to pay any such interest, the regular record dates if any, for the interest payments, or the method by which the dates shall be determined, the persons to whom we will be obligated to pay interest, and the basis upon which interest shall be calculated if other than that of a 360-day year consisting of twelve 30-day months;

•	the place or places where the principal of, and any premium, Make-Whole Amount (as defined in the indentures), interest or Additional Amounts (as defined in the indentures) on, the debt securities of the series will be payable, where the holders of the debt securities may surrender debt securities for conversion, transfer or exchange, and where notices or demands to or upon us in respect of the debt securities and the indenture may be served;

•	if other than the trustee, the identity of each security registrar and/or paying agent for debt securities of the series;

•	the period or periods during which, the price or prices (including any premium or Make-Whole Amount) at which, the currency or currencies in which, and the other terms and conditions upon which, we may redeem the debt securities of the series, at our option, if we have such an option;

•	any obligation of ours to redeem, repay or purchase debt securities pursuant to any sinking fund or analogous provision or at the option of a holder of debt securities, and the terms and conditions upon which we will redeem, repay or purchase all or a portion of the debt securities of the series pursuant to that obligation;

•	the currency or currencies in which we will sell the debt securities and in which the debt securities of the series will be denominated and payable;

•	whether the amount of payment of principal of, and any premium, Make-Whole Amount, or interest on, the debt securities of the series may be determined with reference to an index, formula or other method and the manner in which the amounts will be determined;

•	whether the principal of, and any premium, Make-Whole Amount, interest or Additional Amounts on, the debt securities of the series are to be payable, at our election or at the election of the holder of the debt securities, in a currency or currencies other than that in which the debt securities are denominated or stated to be payable, the period or periods during which, and the terms and conditions upon which, this election may be made, and the time and manner of, and identity of the exchange rate agent with responsibility for, determining the exchange rate between the currency or currencies in which the debt securities are denominated or stated to be payable and the currency or currencies in which the debt securities will be payable;

•	any provisions granting special rights to the holders of the debt securities of the series at the occurrence of certain events;

•	any additions to, modifications of or deletions from the terms of the debt securities with respect to the events of default or covenants contained in the applicable indenture;

•	whether the debt securities of the series will be issued in certificated or book-entry form and the related terms and conditions;

•	whether the debt securities of the series will be in registered or bearer form and the terms and conditions relating to the applicable form, and if in registered form, the denomination in which we will issue the debt securities if other than $1,000 or a multiple of $1,000 and, if in bearer form, the denominations in which we will issue the debt securities if other than $5,000 or a multiple of $5,000;

•	the applicability, if any, of the defeasance or covenant defeasance provisions described below under “—Discharge, Defeasance and Covenant Defeasance”;

•	any applicable United States federal income tax consequences, including whether and under what circumstances we will pay any Additional Amounts as contemplated in the applicable indenture on the debt securities, to any holder who is not a United States person in respect of any tax, assessment or governmental charge withheld or deducted and, if we will pay Additional Amounts, whether we will have the option, and on what terms to redeem the debt securities instead of paying the Additional Amounts;

•	whether we may extend the interest payment periods and, if so, the terms of any extension;

•	if the principal amount payable on any maturity date will not be determinable on any one or more dates prior to the maturity date, the amount which will be deemed to be the principal amount as of any date for any purpose, including the principal amount which will be due and payable upon any maturity other than the maturity date, or the manner of determining that amount;

•	any other covenant or warranty included for the benefit of the debt securities of the series;

•	any proposed listing of the debt securities of the series on any securities exchange; and

•	any other terms of such debt securities not inconsistent with the provisions of the applicable indenture.

The debt securities of a series may provide for less than their entire principal amount to be payable if we accelerate the maturity of the debt securities as a result of the occurrence and continuation of an event of default. If this is the case, the debt securities would have what is referred to as “original issue discount.” Any special United States federal income tax, accounting and other considerations applicable to original issue discount securities will be described in the applicable prospectus supplement.

We may issue debt securities of a series from time to time, with the principal amount payable on any principal payment date, or the amount of interest payable on any interest payment date, to be determined by reference to one or more currency exchange rates, commodity prices, equity indices or other factors. Holders of these debt securities may receive a principal amount on any principal payment date, or a payment of interest on any interest payment date, that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending upon the value on the applicable dates of the applicable currency, commodity, equity index or other factors.

Information as to the methods for determining the amount of principal or interest payable on any date, the currencies, commodities, equity indices or other factors to which the amount payable on such date is linked and certain additional tax considerations will be described in the applicable prospectus supplement.

The indentures do not contain any provisions that afford holders of the debt securities protection in the event we engage in a transaction in which we incur or acquire a large amount of additional debt.

Denominations, Interest, Registration and Transfer

Unless the applicable prospectus supplement states otherwise, debt securities we issue in registered form of any series will be issued in denominations of $1,000 and multiples of $1,000. Unless the applicable prospectus supplement states otherwise, debt securities we issue in bearer form will be issued in denominations of $5,000 and multiples of $5,000.

Unless the applicable prospectus supplement states otherwise, the principal of, and any premium, Make-Whole Amount, or interest on, any series of debt securities will be payable in the currency designated in the prospectus supplement at the corporate trust office of the trustee, initially located at JPMorgan Chase Bank, Institutional Trust Services, 15th Floor, 450 West 33rd Street, New York, New York 10001. At our option, however, payment of interest may be made by check mailed to the address of the person entitled to the interest payment as it appears in the security register for the series or by wire transfer of funds to that person at an account maintained within the United States. We may at any time designate additional paying agents, remove any paying agents, or approve a change in the office through which any paying agent acts, except that we will be required to maintain a paying agent in each place of payment for any series. All monies we pay to a paying agent for the payment of principal of, or any premium, Make-Whole Amount, interest or Additional Amounts on, any debt security which remains unclaimed at the end of two years after the principal, premium or interest has become due and payable will be repaid to us, subject to any applicable law. After this time, the holder of the debt security will be able to look only to us for payment.

Any interest we do not punctually pay on any interest payment date with respect to a debt security will be defaulted interest and will cease to be payable to the holder on the original regular record date and may either:

•	be paid to the holder at the close of business on a special record date for the payment of defaulted interest to be fixed by the applicable trustee; or

•	may be paid at any time in any other lawful manner, all as more completely described in the applicable indenture.

If the defaulted interest is to be paid on a special record date, notice of the special record date will be mailed to each holder of such debt security not less than ten days before the special record date.

Subject to certain limitations imposed on debt securities issued in book-entry form, debt securities of any series will be exchangeable for other debt securities of the same series and with the same total principal amount and authorized denomination upon surrender of the debt securities at the corporate trust office of the applicable trustee. In addition, subject to certain limitations imposed upon debt securities issued in book-entry form, the debt securities of any series may be surrendered for conversion, transfer or exchange at the corporate trust office of the applicable trustee. Every debt security surrendered for conversion, transfer or exchange will be duly endorsed or accompanied by a written instrument of transfer. There will be no service charge on any transfer or exchange of debt securities, but we may require payment by holders to cover any tax or other governmental charge payable in connection with the transfer or exchange.

If the applicable prospectus supplement refers to us designating a transfer agent (in addition to the applicable trustee) for any series of debt securities, we may at any time remove the transfer agent or approve a change in the location at which the transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for any series of debt securities. We may at any time designate additional transfer agents with respect to any series of debt securities.

Neither we nor any trustee will be required to do any of the following:

•	issue, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 15 days before there is a selection of debt securities of that series to be redeemed and ending at the close of business on the day of mailing or publication of the relevant notice of redemption;

•	register the transfer of or exchange any debt security, or portion thereof, called for redemption, except the unredeemed portion of any debt security being only partially redeemed;

•	exchange any debt security in bearer form that is selected for redemption, except a debt security in bearer form may be exchanged for a debt security in registered form of that series and like denomination, provided that the debt security in registered form shall be simultaneously surrendered for redemption or exchange; or

•	issue, register the transfer of or exchange any debt security that has been surrendered for repayment at the option of the holder, except the portion, if any, of the debt security that is not to be repaid.

Global Securities

The debt securities in registered form of a series may be issued in the form of one or more fully registered global securities that will be deposited with a depositary or with a nominee for a depositary identified in the applicable prospectus supplement relating to the series and registered in the name of the depositary or its nominee. In this case, one or more registered global securities will be issued in a denomination or total denominations equal to the portion of the total principal amount of outstanding registered debt securities of the series to be represented by the registered global securities or securities. Unless and until it is wholly exchanged for debt securities in definitive registered form, a registered global security may not be transferred except as a whole by the depositary to its nominee or by a nominee to the depositary or another nominee, or by the depositary or its nominee to a successor of the depositary or the successor depositary’s nominee.

The specific terms of the depositary arrangement with respect to any portion of a series of debt securities to be represented by a registered global security will be described in the applicable prospectus supplement. We anticipate that the following provisions will apply to all depositary arrangements.

Ownership of beneficial interests in a registered global security will be limited to persons that have accounts with, or are participants of, the depositary for the registered global security or persons that may hold interests through participants. When we issue a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal amounts of the debt securities represented by the registered global security owned by those participants. The accounts to be credited will be designated by any dealers, underwriters or agents participating in the distribution of the debt securities. Ownership of participants in a registered global security will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by the depositary and ownership of persons who hold debt securities through participants will be reflected on the records of participants. Participants include securities brokers and dealers, banks and trust companies, clearing corporations and certain other organizations. Access to the depositary’s system is also available to others, such as banks, brokers, dealers and trust companies, that clear through or maintain a custodial relationship with a participant, either directly or indirectly, which we refer to as indirect participants. Persons who are not participants or indirect participants may beneficially own registered global securities held by the depositary only through participants or indirect participants. The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair a person’s ability to own, transfer or pledge beneficial interests in a registered global security.

So long as the depositary, or its nominee, is the registered owner of the global security, the depositary or such nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the registered global security for all purposes under the applicable indenture. Except as set forth below, owners of beneficial interests in a registered global security will not be entitled to have the debt securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the debt securities in definitive form, and will not be considered the owners or holders thereof under the applicable indenture. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary and, if such person is not a participant, on the procedures of the participant and, if applicable, the indirect participant through which such person owns its interest, to exercise any rights of a holder under the applicable indenture. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action which a holder is entitled to give or take under the applicable indenture, the depositary would authorize the participants holding the relevant beneficial interests to give or take the action, and the participants and, if applicable, indirect participants would authorize beneficial owners owning through the participants and, if applicable, indirect participants to give or take such action or would otherwise act upon the instructions of beneficial owners holding through them.

Payments of principal of, and any premium, Make-Whole Amount, interest or Additional Amounts on, debt securities represented by a registered global security will be made to the depositary or its nominee, as the case may be, as the registered owner of the registered global security. None of us, the trustee or any other agent of ours or agent of the trustee will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

We expect that once the depositary receives any payment of principal of, and any premium, Make-Whole Amount, interest or Additional Amounts on, a registered global security, the depositary will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the registered global security as shown on the records of the depositary. We also expect that payments by participants or, if applicable, indirect participants to owners of beneficial interests in the registered global security held through the participants or, if applicable, indirect participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of the participants or indirect participants as the case may be.

Neither us, the trustee, any paying agent, nor the security registrar for the debt securities will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the registered global security for such debt securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

If the depositary is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Securities Exchange Act of 1934, and we do not appoint a successor depositary registered as a clearing agency under the Exchange Act within 90 days after we become aware of the unwillingness, inability or ineligibility, we will issue debt securities in definitive form in exchange for the registered global security. In addition, we may at any time and in our sole discretion determine not to have any of the debt securities of a series represented by one or more registered global securities and, in such event, will issue debt securities of such series in a definitive form in exchange for all of the registered global security or securities representing the debt securities. Any debt securities issued in definitive form in exchange for a registered global security will be registered in such name or names as the depositary shall instruct the trustee. It is expected that such instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global security.

Debt securities in bearer form of a series may also be issued in the form of one or more global securities that will be deposited with a common depositary for the Euroclear System and Clearstream Banking, société anonyme Luxembourg (formerly known as Cedelbank), or with a nominee for such depositary identified in the applicable prospectus supplement. The specific terms and procedures, including the specific terms of the depositary arrangement and any specific procedures for the issuance of debt securities in definitive form in exchange for a bearer form global security, with respect to any portion of a series of debt securities to be represented by a bearer form global security will be described in the applicable prospectus supplement.

Merger, Consolidation or Sale

We may consolidate with, or sell, lease or otherwise transfer all or substantially all of our assets to, or merge with or into, any other corporation or trust or entity provided that:

•	we are the survivor in the merger, or the survivor, if not us, is an entity organized under the laws of the United States or a state of the United States and expressly assumes by supplemental indenture the due and punctual payment of the principal of, and any premium, Make-Whole Amount, interest or Additional Amounts on, all of the outstanding debt securities and the due and punctual performance and observance of all of the covenants and conditions contained in each indenture;

•	immediately after giving effect to the transaction and treating any indebtedness that becomes an obligation of ours or one of our subsidiaries as a result of the transaction, as having been incurred by us or the subsidiary at the time of the transaction, there is no event of default under the indenture, and no event which, after notice or the lapse of time, or both, would become an event of default;

•	if, as a result of the transaction, our property or assets would be subject to an encumbrance that would not be permitted under the indenture, we shall take steps to secure the debt securities equally and ratably with all indebtedness secured in the transaction; and

•	certain other conditions that are described in the indentures are met.

Upon any such consolidation, merger, or sale, the successor corporation formed, or into which we are merged or to which we are sold, shall succeed to, and be substituted for, us under the indentures.

This covenant would not apply to any recapitalization transaction, change of control of us or a transaction in which we incur a large amount of additional debt unless the transactions or change of control included a merger or consolidation or transfer of substantially all of our assets. Except as may be described in the applicable prospectus supplement, there are no covenants or other provisions in the indentures providing for a put or increased interest or that would otherwise afford holders of debt securities additional protection in the event of a recapitalization transaction, a change of control of us or a transaction in which we incur or acquire a large amount of additional debt.

Certain Covenants

Existence.    Except as permitted under “—Merger, Consolidation or Sale” above we will do or cause to be done all things necessary to preserve and keep our legal existence, rights and franchises in full force and effect; provided, however, that we will not be required to preserve any right or franchise if we determine that the preservation of that right or franchise is no longer desirable in the conduct of our business and that its loss is not disadvantageous in any material respect to the holders of any debt securities.

Maintenance of Properties.    We will cause all of our material properties used or useful in the conduct of our business or the business of any of our subsidiaries to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and we will cause to be made all necessary repairs, renewals, replacements, betterments and improvements for those properties, as we in our judgment believe is necessary so that we may carry on the business related to those properties properly and advantageously at all times; provided, however, that we will not be prevented from selling or otherwise disposing of our properties or the properties of our subsidiaries in the ordinary course of business.

Payment of Taxes and Other Claims.    We will pay or discharge, or cause to be paid or discharged, before they become delinquent,

•	all taxes, assessments and governmental charges levied or imposed upon us or any subsidiary of ours or upon our income, profits or property or that of any subsidiary of ours, and

•	all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon our property or any subsidiary of ours;

provided, however, that we will not be required to pay or discharge or cause to be paid or discharged any tax, assessment, charge or claim the amount, applicability or validity of which is being contested in good faith by appropriate proceedings.

Provision of Financial Information.    Whether or not we are subject to Section 13 or 15(d) of the Exchange Act, we will, within 15 days of each of the respective dates by which we are or would be required to file annual reports, quarterly reports and other documents with the SEC pursuant to such Section 13 and 15(d):

•	file with the applicable trustee copies of the annual reports, quarterly reports and other documents that we are or would be required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act; and

•	promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of those documents to any prospective holder.

Waiver of Certain Covenants.    We may choose not to comply with any term, provision or condition of the foregoing covenants, or with certain other terms, provisions or conditions with respect to the debt securities of a series (except any such term, provision or condition which could not be amended without the consent of all holders of such series), if before or after the time for compliance with the covenant, term, provision or condition, the holders of at least a majority in principal amount of all outstanding debt securities of the series either waive compliance in that instance or generally waive compliance with that covenant or condition. Unless the holders expressly waive compliance with a covenant and the waiver has become effective, our obligations and the duties of the trustee in respect of the term, provision, or condition will remain in full force and effect.

Covenants Relating to Junior Subordinated Debt Securities.    In any subordinated indenture that governs the terms of the junior subordinated debt securities we issue to a trust, in connection with the issuance of trust securities, we will covenant that, so long as any preferred securities of the trust remain outstanding, if there has occurred any event that would constitute an event of default under the applicable trust guarantee or amended declaration or if we have extended the interest payment periods of the junior subordinated debt securities, we will not do any of the following:

•	declare or pay any dividend on, make any distributions with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock, except for:

•	purchases or acquisitions of shares of common stock in connection with the satisfaction of our obligations under any employee benefit plans or the satisfaction of our obligations pursuant to any contract or security outstanding on the date of the event, which requires us to purchase shares of our common stock,

•	as a result of a reclassification of our capital stock or the exchange or conversion of one class or series of our capital stock for another class or series of our capital stock, or

•	the purchase of fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of the capital stock or the security being converted or exchanged;

•	make any payment of interest, principal or premium on, or repay, repurchase or redeem, any debt securities (including guarantees) we have issued which rank equally with or junior to the subordinated debt securities held by the applicable trust; or

•	make any guarantee payments on any obligations ranking equally with or junior to the subordinated debt securities held by the trust, except under the applicable trust guarantee.

Additional Covenants.    Any additional covenants with respect to any series of debt securities will be described in the applicable prospectus supplement.

Events of Default, Notice and Waiver

Except as otherwise described in the applicable prospectus supplement, each of the following “Events of Default” set forth in the indentures will be applicable to each series of debt securities we may issue under those indentures:

(1)	we fail for 30 days to pay any installment of interest or any Additional Amounts payable on any debt security of that series;

(2)	we fail to pay the principal of, or any premium or Make-Whole Amount on, any debt security of that series when due, either at maturity, redemption or otherwise;

(3)	we fail to make any sinking fund payment when due as required for any debt security of that series;

(4)	we default in the performance or breach of any other covenant or agreement we made in the indenture other than a covenant added to the indenture solely for the benefit of another series of debt securities, which has continued for 60 days after written notice as provided for in accordance with the applicable indenture by the applicable trustee or the holders of at least 25% in principal amount of the outstanding debt securities of the affected series;

(5)	we default under a bond, debenture, note or other evidence of indebtedness for money borrowed by us or any subsidiary of ours that we have guaranteed that has a principal amount outstanding that is more than $10,000,000 (other than non-recourse indebtedness), which default has caused the indebtedness to become due and payable earlier than it would otherwise have become due and payable, and the acceleration has not been rescinded or annulled within 30 days after written notice was provided to us in accordance with the indenture;

(6)	certain events of bankruptcy, insolvency or reorganization occur; and

(7)	any other event of default specified in the applicable prospectus supplement occurs.

If there is a continuing event of default under an indenture with respect to outstanding debt securities of a series, then the applicable trustee or the holders of not less than 25% of the total principal amount of the outstanding debt securities of that series, voting as a single class, may declare immediately due and payable the principal amount or other amount as may be specified in the terms of the debt securities of and any premium or Make-Whole Amount on, all of the debt securities of that series. However, at any time after a declaration of acceleration with respect to any or all debt securities of a series then outstanding has been made, but before a judgment or decree for payment of the money due has been obtained by the applicable trustee, the holders of not less than a majority in principal amount of the outstanding debt securities of that series may cancel the acceleration if:

•	we deposit with the applicable trustee all required payments of the principal of, and any premium, Make-Whole Amount, interest or Additional Amounts on, the applicable debt securities, plus certain fees, expenses, disbursements and advances of the applicable trustee; and

•	all events of default, other than the nonpayment of accelerated principal, premium, Make-Whole Amount or other amounts or interest, with respect to the applicable debt securities have been cured or waived as provided in the indenture.

Each indenture also provides that the holders of not less than a majority in principal amount of the applicable outstanding debt securities of any series may waive any past default with respect to those debt securities and its consequences, except a default consisting of:

•	our failure to pay the principal of, and any premium, Make-Whole Amount, interest or Additional Amounts on, any debt security; or

•	a default relating to a covenant or provision contained in the applicable indenture that cannot be modified or amended without the consent of the holders of each outstanding debt security affected by the default.

The trustee is generally required to give notice to the holders of the debt securities of each affected series within 90 days of a default of which the trustee has actual knowledge under the applicable indenture unless the default has been cured or waived. The trustee may withhold a notice of default unless the default relates to:

•	our failure to pay the principal of, or any premium, Make-Whole Amount, interest or Additional Amounts on, a debt security of that series; or

•	any sinking fund installment for any debt security of that series, if the responsible officers of the trustee consider it to be in the interest of the holders.

Each indenture provides that no holder of debt securities of any series may institute a proceeding with respect to the indenture or for any remedy under the indenture, unless the applicable trustee fails to act, for 60 days, after:

•	it has received a written request to institute proceedings in respect of an event of default from the holders of not less than 25% in principal amount of the outstanding debt securities of the series, as well as an offer of indemnity reasonably satisfactory to the trustee; and

•	no direction inconsistent with such written request has been given to the trustee during that 60-day period by the holders of a majority in principal amount of the outstanding debt securities of the series.

This provision will not prevent, however, any holder of debt securities from instituting suit for the enforcement of payment of the principal of, and any premium, Make-Whole Amount, interest or Additional Amounts on, debt securities at their respective due dates.

Subject to provisions in each indenture relating to the trustee’s duties in case of default, the trustee is not under an obligation to exercise any of its rights or powers under any indenture at the request or direction of any holders of any series of debt securities then outstanding, unless the holders have offered to the trustee security or indemnity satisfactory to it. Subject to these provisions for the indemnification of the trustee, the holders of not less than a majority in principal amount of the applicable outstanding debt securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable trustee, or of exercising any trust or power conferred upon the trustee. However, the trustee may refuse to follow any direction which is in conflict with any law or the applicable indenture, which may involve the trustee in personal liability or which may be unduly prejudicial to the holders of debt securities of the applicable series not joining in the direction.

Within 120 days after the close of each fiscal year, we must deliver to each trustee a certificate, signed by one of several specified officers, stating such officer’s knowledge of our compliance with all the conditions and covenants under the applicable indenture and, in the event of any noncompliance, specifying such noncompliance and the nature and status of the noncompliance.

Modification of the Indenture

Modification and amendment of an indenture may be made only with the consent of the holders of not less than a majority in principal amount of all outstanding debt securities issued under the indenture which are affected by the modification or amendment. However, no modification or amendment may, without the consent of the holder of each debt security affected, do any of the following:

•	change the stated maturity of the principal of, or any premium, Make-Whole Amount, installment of principal of, interest or Additional Amounts payable on, any debt security;

•	reduce the principal amount of, or the rate or amount of interest on, any premium, Make-Whole Amount payable on redemption of or any Additional Amounts payable with respect to, any debt security;

•	reduce the amount of principal of an original issue discount security, indexed security or any Make-Whole Amount that would be due and payable upon declaration of acceleration of the maturity of an original issue discount security or indexed security, or would be provable in bankruptcy, or adversely affect any right of repayment of the holder of any debt security;

•	change the place of payment or the currency or currencies of payment of the principal of, and any premium, Make-Whole Amount, interest or Additional Amounts on, any debt security;

•	impair the right to institute suit for the enforcement of any payment on or with respect to any debt security;

•	reduce the percentage of the holders of outstanding debt securities of any series necessary to modify or amend the applicable indenture, to waive compliance with certain provisions thereof or certain defaults and consequences thereunder, or to reduce the quorum or voting requirements contained in the applicable indenture;

•	make any change that adversely affects the right to convert or exchange any security or decrease the conversion or exchange rate or increase the conversion or exchange price of any security; or

•	modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of the holder of the debt security.

We and the relevant trustee may modify or amend an indenture, without the consent of any holder of debt securities, for any of the following purposes:

•	to evidence the succession of another person to us as obligor under the indenture;

•	to add to the covenants for the benefit of the holders of all or any series of debt securities or to surrender any right or power conferred upon us in the indenture;

•	to add events of default for the benefit of the holders of all or any series of debt securities;

•	to add or change any provisions of an indenture to facilitate the issuance of, or to liberalize certain terms of, debt securities in bearer form, or to permit or facilitate the issuance of debt securities in uncertificated form, provided that such action shall not adversely affect the interests of the holders of the debt securities of any series in any material respect;

•	to add, change or eliminate any provisions of an indenture, provided that any such addition, change or elimination shall

•	become effective only when there are no outstanding debt securities of any series created prior to the change or elimination which are entitled to the benefit of the applicable provision, or

•	not apply to any outstanding debt securities created prior to the change or elimination;

•	to secure the debt securities;

•	to establish the form or terms of debt securities of any series, including the provisions and procedures, if applicable, for the conversion of the debt securities into our common stock or other securities or property of ours;

•	to provide for the acceptance or appointment of a successor trustee or facilitate the administration of the trusts under an indenture by more than one trustee;

•	to cure any ambiguity, defect or inconsistency in an indenture;

•	to close an indenture with respect to the authentication and delivery of additional series of debt securities or to qualify, or maintain qualification of, an indenture under the Trust Indenture Act;

•	to supplement any of the provisions of an indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of the debt securities; or

•	to make any provisions with respect to the conversion or exchange rights of the holders of any debt securities, including providing for the conversion or exchange of any debt securities into any of our securities or property;

provided that, in each case above, the action does not adversely affect the interests of the holders of the debt securities of any series issued under the indenture in any material respect.

Subordination

Unless otherwise indicated in the applicable prospectus supplement for a particular series of subordinated debt securities, the following subordinated provisions will apply to the subordinated debt securities.

The subordinated debt securities, including any junior subordinated debt securities we issue in connection with the issuance of any trust preferred securities by a trust, will be unsecured and subordinated in right of payment to all of our existing and future secured and senior indebtedness. As a result, upon any distribution to our creditors in a liquidation, dissolution, bankruptcy, insolvency or reorganization, the payment of the principal of and interest on the subordinated debt securities will be subordinated to the extent provided in the subordinated indenture in right of payment to the prior payment in full of all our senior debt and our secured debt. Our obligation to make payments of the principal of and interest on the subordinated debt securities will not otherwise be affected.

We may not make payments of principal or interest on the subordinated debt securities at any time we are in default on any payment with respect to our senior debt, or we have defaulted on any of our senior debt resulting in the acceleration of the maturity of the senior debt, or if there is a judicial proceeding pending with respect to our default on our senior debt and we have received notice of the default. We may resume payments on the subordinated debt securities when the default is cured or waived if the subordination provisions of the subordinated indenture will permit us to do so at that time. After we have paid all of our senior debt in full, holders of subordinated debt securities will still be subrogated to the rights of holders of our senior debt for the amount of distributions otherwise payable to holders of the subordinated debt securities until the subordinated debt securities are paid in full.

If payment or distribution on account of the subordinated debt securities of any character or security, whether in cash, securities or other property, is received by a holder of any subordinated debt securities, including any applicable trustee, in contravention of any of the terms of the applicable indenture and before all our senior debt has been paid in full, that payment or distribution or security will be received in trust for the benefit of, and must be paid over or delivered and transferred to, holders of our senior debt at the time outstanding in accordance with the priorities then existing among those holders for application to the payment of all senior debt remaining unpaid to the extent necessary to pay all senior debt in full.

Upon payment or distribution of assets to creditors upon insolvency, receivership, conservatorship, reorganization, readjustment of debt, marshalling of assets and liabilities or similar proceedings or any liquidation or winding up of or relating to our company as a whole, whether voluntary or involuntary, the holders of all senior debt securities will first be entitled to receive payment in full before holders of the outstanding subordinated debt securities will be entitled to receive any payment in respect of the principal of, or premium, if any, or interest on, the outstanding subordinated debt securities.

After we have paid in full all sums we owe on our senior debt, the holders of the subordinated debt securities, if so issued, together with the holders of our obligations ranking on a parity with the subordinated debt securities, will be entitled to be paid from our remaining assets the amounts at the time due and owing on the subordinated debt securities and the other obligations. After we have paid in full all sums we owe on the subordinated debt securities, the holders of the junior subordinated debt securities, together with the holders of our obligations ranking on a parity with the junior subordinated debt securities, will be entitled to be paid from our remaining assets the amounts at the time due and owing on the junior subordinated debt securities and the other obligations. We will make payment on the junior subordinated debt securities before we make any payment or other distribution, whether in cash, property or otherwise, on account of any capital stock or obligations ranking junior to our junior subordinated debt securities.

By reason of this subordination, if we become insolvent, holders of senior debt, as well as certain of our general creditors, may receive more, and holders of subordinated debt securities (including junior subordinated debt securities) may receive less, than our other creditors, including holders of any of our senior debt securities. This subordination will not prevent the occurrence of any event of default on the subordinated debt securities.

Senior debt is defined in the subordinated indenture as the principal, premium, if any, unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to us whether or not a claim for post-filing interest is allowed in such proceeding), fees, charges, expenses, reimbursement and indemnification obligations, and all other amounts payable under or in respect of the types of debt generally described below:

(1)	debt for money we have borrowed;

(2)	debt evidenced by a bond, note, debenture, or similar instrument (including purchase money obligations) whether or not given in connection with the acquisition of any business, property or assets, whether by purchase, merger, consolidation or otherwise, but not any account payable or other obligation created or assumed in the ordinary course of business in connection with the obtaining of materials or services;

(3)	debt which is a direct or indirect obligation which arises as a result of banker’s acceptances or bank letters of credit issued to secure our obligations, or to secure the payment of revenue bonds issued for our benefit, whether contingent or otherwise;

(4)	any debt of others described in the preceding clauses (1) through (3) which we have guaranteed or for which we are otherwise liable;

(5)	debt secured by any mortgage, pledge, lien, charge, encumbrance or any security interest existing on our property;

(6)	our obligation as lessee under any lease of property which is reflected on our balance sheet as a capitalized lease;

(7)	any deferral, amendment, renewal, extension, supplement or refunding of any liability of the kind described in any of the preceding clauses (1) through (6); and

(8)	our obligations to make payments under the terms of financial instruments such as securities contracts and foreign currency exchange contracts, derivative instruments and other similar financial instruments;

provided, however, that, in computing our debt, any particular debt will be excluded if:

•	upon or prior to the maturity thereof, we have deposited in trust with a depositary, money (or evidence of indebtedness if permitted by the instrument creating such indebtedness) in the necessary amount to pay, redeem or satisfy that debt as it becomes due, and the amount so deposited will not be included in any computation of our assets; and

•	we have delivered an officers’ certificate to the trustee that certifies that we have deposited in trust with the depositary the sufficient amount.

Senior debt will exclude the following:

•	any debt referred to in paragraphs (1) through (6) above as to which, in the instrument creating or evidencing the debt or under which the debt is outstanding, it is provided that the debt is not superior in right of payment to our subordinated debt securities, or ranks equal with the subordinated debt securities;

•	our subordinated debt securities;

•	any debt of ours which when incurred and without respect to any election under Section 1111(b) of the United States Bankruptcy Code of 1978, as amended, was without recourse to us;

•	debt to any employee of ours; and

•	all other junior subordinated debentures issued by us from time to time and sold to subsidiaries of ours, including any limited liability companies, partnerships or trust established or to be established by us, in each case where the subsidiary is similar in purpose to one of the trusts.

There is no limit on the amount of senior debt or other debt that we may incur in the subordinated indenture. At December 31, 2002, our senior debt aggregated approximately $1.9 billion.

Discharge, Defeasance and Covenant Defeasance

Unless the terms of a series of debt securities provides otherwise, under each indenture, we may discharge certain obligations to holders of any series of debt securities that have not already been delivered to the applicable trustee for cancellation and that either have become due and payable or will become due and payable within one year (or are scheduled for redemption within one year). We can discharge these obligations by irrevocably depositing with the applicable trustee funds in such currency or currencies in which the debt securities are payable in an amount sufficient to pay the entire indebtedness on the debt securities including the principal of, and any premium, Make-Whole Amount, interest or Additional Amounts payable on, the debt securities to the date of the deposit, if the debt securities have become due and payable or to the stated maturity or redemption date, as the case may be.

In addition, if the terms of the debt securities of a series permit us to do so, we may elect either of the following:

•	to be defeased and be discharged from any and all obligations with respect to the debt securities of that series; except our obligations to

•	pay any Additional Amounts upon the occurrence of certain tax and other events,

•	register the transfer or exchange of the debt securities,

•	replace temporary or mutilated, destroyed, lost or stolen debt securities,

•	maintain an office or agency for the debt securities, and

•	to hold moneys for payment in trust; or

•	to be defeased and discharged from our obligations with respect to the debt securities of that series described under “—Certain Covenants” or, if the terms of the debt securities of that series permit, our obligations with respect to any other covenant.

If we choose to defease and discharge our obligations under the covenants, any failure to comply with the obligations imposed on us by the covenants will not constitute a default or an event of default with respect to the debt securities of that series. However, to make either election we must irrevocably deposit with the applicable trustee, in trust, an amount, in the currency or currencies in which the debt securities are payable, or in government obligations, or both, that will provide sufficient funds to pay the principal of, and any premium, Make-Whole Amount, interest or Additional Amounts on, the debt securities, and any mandatory sinking fund or analogous payments on the debt securities, on the relevant scheduled due dates or upon redemption.

We may defease and discharge our obligations as described in the preceding paragraphs only if, among other things:

•	we have delivered to the applicable trustee an opinion of counsel to the effect that the holders of the debt securities will not recognize income, gain or loss for United States federal income tax purposes as a result of the defeasance or covenant defeasance described in the previous paragraphs and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance or covenant defeasance had not occurred. In the case of defeasance the opinion of counsel must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable United States federal income tax laws occurring after the date of the indenture;

•	any defeasance does not result in, or constitute, a breach or violation of an indenture or any other material agreement which we are a party to or obligated under; and

•	no event of default, or event that with notice will be an event of default, has occurred and is continuing with respect to any securities subject to a defeasance.

Unless otherwise provided in the applicable prospectus supplement, if, after we have deposited funds and/or government obligations to effect defeasance or covenant defeasance with respect to debt securities of any series:

•	the holder of a debt security of such series elects to receive payment in a currency in which the deposit was made in respect of the debt security; or

•	a conversion event (as defined below) occurs in respect of the currency in which the deposit was made,

the indebtedness represented by the debt security shall be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of, and any premium, Make-Whole Amount, interest or Additional Amounts on, the debt security, as they become due, out of the proceeds yielded by converting the amount so deposited in respect of the debt security into the currency in which the debt security becomes payable as a result of the election or such cessation of usage based on the applicable market exchange rate.

Unless otherwise defined in the applicable prospectus supplement, “conversion event” means the cessation of use of:

•	a currency, currency unit or composite currency issued by the government of one or more countries other than the United States both by the government of the country that issued such currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community; or

•	any currency unit or composite currency for the purposes for which it was established.

Unless otherwise described in the applicable prospectus supplement, all payments of principal of, and any premium, Make-Whole Amount, interest or Additional Amounts on, any debt security that is payable in a foreign currency that ceases to be used by its government of issuance will be made in United States dollars.

In the event we effect covenant defeasance with respect to any series of debt securities and the debt securities are declared due and payable because of the occurrence of any event of default other than:

•	the event of default described in clause (4) of the first paragraph under “—Events of Default, Notice and Waiver,” which would no longer be applicable to the debt securities of that series, or

•	the event of default described in clause (7) of the first paragraph under “—Events of Default, Notice and Waiver” with respect to a covenant as to which there has been covenant defeasance,

then the amount on deposit with the trustee will still be sufficient to pay amounts due on the debt securities at the time of their stated maturity but may not be sufficient to pay amounts due on the debt securities at the time of the acceleration resulting from the event of default. In this case, we would remain liable to make payment of such amounts due at the time of acceleration.

The applicable prospectus supplement may describe further provisions, if any, permitting defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to a particular series of debt securities.

Conversion and Exchange Rights

The terms on which debt securities of any series are convertible into or exchangeable for our common stock or other securities or property of ours will be set forth in the applicable prospectus supplement. These terms will include:

•	the conversion or exchange price, or manner for calculating a price;

•	the exchange or conversion period; and

•	whether the conversion or exchange is mandatory, at the option of the holder, or at our option.

The terms may also include calculations pursuant to which the number of shares of our common stock or other securities or property to be received by the holders of debt securities would be determined according to the market price of our common stock or other securities or property of ours as of a time stated in the prospectus supplement. The conversion exchange price of any debt securities of any series that is convertible into our common stock may be adjusted for any stock dividends, stock splits, reclassification, combinations or similar transactions, as described in the applicable prospectus supplement.

Redemption of Debt Securities

If so specified in the applicable prospectus supplement, debt securities of any series may be wholly or partially redeemed at our option, at any time. The debt securities may also be subject to optional or mandatory redemption on terms and conditions described in the applicable prospectus supplement.

From and after the time that notice has been given as provided in the indenture, if funds for the redemption of any debt securities called for redemption have been made available on the redemption date, the debt securities will cease to bear interest on the date fixed for redemption specified in the notice, and the only right of the holders of the debt securities will be to receive payment of the redemption price.

Governing Law

The indentures are governed by, and will be construed in accordance with, the laws of the State of New York.

Concerning the Trustee

JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank) is one of a number of banks with which we maintain banking relationships in the ordinary course of business. Our banking relationship with JPMorgan Chase Bank includes providing custodial services in connection with our bond and stock portfolios, serving as trustee under the indentures involving our existing debt securities, and providing us with general banking services. Upon the occurrence of an event of default or an event which, after notice or lapse of time or both, would become an event of default under a series of senior debt securities or subordinated debt securities, or upon the occurrence of a default under another indenture under which JPMorgan Chase Bank serves as trustee, the trustee may be deemed to have a conflicting interest with respect to the other debt securities as to which we are not in default for purposes of the Trust Indenture Act and, accordingly, may be required to resign as trustee under the applicable indenture. In that event, we would be required to appoint a successor trustee.

DESCRIPTION OF PREFERRED STOCK

The following outlines some of the provisions of the preferred stock that we may offer from time to time. The specific terms of a series of preferred stock will be described in the applicable prospectus supplement relating to that series of preferred stock. The following description of the preferred stock and any description of preferred stock in a prospectus supplement may not be complete and is subject to and qualified in its entirety by reference to the certificate of designations relating to the particular series of preferred stock, which we will file with the SEC at or prior to the time of sale of the preferred stock.

General

Under our restated certificate of incorporation, our board of directors is authorized, without stockholder approval, to adopt resolutions providing for the issuance of up to 25,000,000 shares of preferred stock, par value $.10 per share, in one or more series.

For each series of preferred stock the board of directors may fix the voting powers, designations, preferences and rights, and qualifications, limitations or restrictions of the series. The board will fix these terms by resolution adopted before we issue any shares of the series of preferred stock.

In addition, as described under “DESCRIPTION OF DEPOSITARY SHARES,” we may, instead of offering full shares of any series of preferred stock, offer depositary shares evidenced by depositary receipts, each representing a fraction of a share of the particular series of preferred stock issued and deposited with a depositary. The fraction of a share of preferred stock which each depositary share represents will be set forth in the prospectus supplement relating to the depositary shares.

The prospectus supplement relating to the particular series of preferred stock will contain a description of the specific terms of that series as fixed by the board of directors, including, as applicable:

•	the offering price at which we will issue the preferred stock;

•	the title, designation of number of shares and stated value of the preferred stock;

•	the dividend rate or method of calculation, the payment dates for dividends and the place or places where the dividends will be paid, whether dividends will be cumulative or noncumulative, and, if cumulative, the dates from which dividends will begin to cumulate;

•	any conversion or exchange rights;

•	whether the preferred stock will be subject to redemption and the redemption price and other terms and conditions relative to the redemption rights;

•	any liquidation rights;

•	any sinking fund provisions;

•	any voting rights; and

•	any other rights, preferences, privileges, limitations and restrictions that are not inconsistent with the terms of our restated certificate of incorporation.

When we issue and receive payment for shares of preferred stock, the shares will be fully paid and nonassessable, and for each share issued, a sum equal to the stated value will be credited to our preferred stock account. Unless otherwise specified in the prospectus supplement relating to a particular series of preferred stock, holders of preferred stock will not have any preemptive or subscription rights to acquire more of our stock and each series of preferred stock will rank on a parity in all respects with each other series of preferred stock and prior to our common stock as to dividends and any distribution of our assets.

The rights of holders of the preferred stock offered may be adversely affected by the rights of holders of any shares of preferred stock that may be issued in the future. Our board of directors may cause shares of preferred stock to be issued in public or private transactions for any proper corporate purposes and may include issuances to obtain additional financing in connection with acquisitions, and issuances to officers, directors and employees pursuant to benefit plans. Our board of directors’ ability to issue shares of preferred stock may discourage attempts by others to acquire control of us without negotiation with our board of directors, as it may make it difficult for a person to complete an acquisition of us without negotiating with our board.

Redemption

If so specified in the applicable prospectus supplement, a series of preferred stock may be redeemable at any time, in whole or in part, at our option or the holder’s, and may be mandatorily redeemed.

Any restriction on the repurchase or redemption by us of our preferred stock while we are in arrears in the payment of dividends will be described in the applicable prospectus supplement.

Any partial redemptions of preferred stock will be made in a way that our board of directors decides is equitable.

Unless we default in the payment of the redemption price, dividends will cease to accrue after the redemption date of shares of preferred stock called for redemption and all rights of holders of these shares will terminate except for the right to receive the redemption price.

Dividends

Holders of each series of preferred stock will be entitled to receive cash dividends when, as and if declared by our board of directors out of funds legally available for dividends. The rates and dates of payment of dividends will be set forth in the applicable prospectus supplement relating to each series of preferred stock. Dividends will be payable to holders of record of preferred stock as they appear on our books on the record dates fixed by the board of directors. Dividends on any series of preferred stock may be cumulative or noncumulative.

We may not declare, pay or set apart funds for payment of dividends on a particular series of preferred stock unless full dividends on any other series of preferred stock that ranks equally with or senior to the series of preferred stock have been paid or sufficient funds have been set apart for payment for either of the following:

•	all prior dividend periods of the other series of preferred stock that pay dividends on a cumulative basis; or

•	the immediately preceding dividend period of the other series of preferred stockthat pay dividends on a noncumulative basis.

Partial dividends declared on shares of any series of preferred stock and other series of preferred stock ranking on an equal basis as to dividends will be declared pro rata. A pro rata declaration means that the ratio of dividends declared per share to accrued dividends per share will be the same for both series of preferred stock.

Liquidation Preference

In the event of our liquidation, dissolution or winding-up, holders of each series of our preferred stock will have the right to receive distributions upon liquidation in the amount described in the applicable prospectus supplement relating to each series of preferred stock, plus an amount equal to any accrued and unpaid dividends. These distributions will be made before any distribution is made on the common stock or on any securities ranking junior to the preferred stock upon liquidation, dissolution or winding-up.

If the liquidation amounts payable relating to the preferred stock of any series and any other securities ranking on a parity regarding liquidation rights are not paid in full, the holders of the preferred stock of these series and other securities will have the right to a ratable portion of our available assets, up to the full liquidation preference. Holders of these series of preferred stock or other securities will not be entitled to any other amounts from us after they have received their full liquidation preference.

Voting Rights

The holders of shares of preferred stock will have no voting rights, except:

•	as otherwise stated in the applicable prospectus supplement;

•	as otherwise stated in the certificate of designations establishing the series; or

•	as required by applicable law.

Transfer Agent and Registrar

The transfer agent, registrar and dividend disbursement agent for the preferred stock will be stated in the applicable prospectus supplement. The registrar for shares of preferred stock will send notices to shareholders of any meetings at which holders of the preferred stock have the right to elect directors or to vote on any other matter.

DESCRIPTION OF DEPOSITARY SHARES

The following briefly summarizes the provisions of the depositary shares and depositary receipts that we may issue from time to time and which would be important to holders of depositary receipts, other than pricing and related terms which will be disclosed in the applicable prospectus supplement. The prospectus supplement will also state whether any of the generalized provisions summarized below do not apply to the depositary shares or depositary receipts being offered. The following description and any description in a prospectus supplement may not be complete and is subject to, and qualified in its entirety by reference to the terms and provisions of the deposit agreement which we will file with the SEC in connection with an issuance of depositary shares.

Description of Depositary Shares

We may offer depositary shares evidenced by depositary receipts. Each depositary receipt represents a fraction of a share of the particular series of preferred stock issued and deposited with a depositary. The fraction of a share of preferred stock which each depositary share represents will be set forth in the applicable prospectus supplement.

We will deposit the shares of any series of preferred stock represented by depositary shares according to the provisions of a deposit agreement to be entered into between us and a bank or trust company which we will select as our preferred stock depositary. The depositary must have its principal office in the United States and have a combined capital and surplus of at least $50,000,000. We will name the depositary in the applicable prospectus supplement. Each owner of a depositary share will be entitled to all the rights and preferences of the underlying preferred stock in proportion to the applicable fraction of a share of preferred stock represented by the depositary share. These rights include dividend, voting, redemption, conversion and liquidation rights. The depositary will send the holders of depositary shares all reports and communications that we deliver to the depositary and which we are required to furnish to the holders of depositary shares.

Depositary Receipts

The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to anyone who is buying the fractional shares of preferred stock in accordance with the terms of the applicable prospectus supplement.

While definitive engraved depositary receipts (certificates) are being prepared, we may instruct the depositary to issue temporary depositary receipts, which will entitle holders to all the rights of the definitive depositary receipts and be substantially in the same form. The depositary will prepare definitive depositary receipts without unreasonable delay, and we will pay for the exchange of your temporary depositary receipts for definitive depositary receipts.

Withdrawal of Preferred Stock

A holder of depositary shares may receive the number of whole shares of the series of preferred stock and any money or other property represented by the holder’s depositary receipts after surrendering the depositary receipts at the corporate trust office of the depositary. Partial shares of preferred stock will not be issued. If the surrendered depositary shares exceed the number of depositary shares that represent the number of whole shares of preferred stock the holder wishes to withdraw, then the depositary will deliver to the holder at the same time a new depositary receipt evidencing the excess number of depositary shares. Once the holder has withdrawn the preferred stock, the holder will not be entitled to re-deposit that preferred stock under the deposit agreement or to receive depositary shares in exchange for such preferred stock. We do not expect that there will be any public trading market for withdrawn shares of preferred stock.

Dividends and Other Distributions

The depositary will pay to holders of depositary shares the cash dividends or other cash distributions it receives on preferred stock, after deducting its fees and expenses. Each holder will receive these distributions in proportion to the number of depositary shares owned by the holder. The depositary will distribute only whole United States dollars and cents. The depositary will add any fractional cents not distributed to the next sum received for distribution to record holders of depositary shares.

In the event of a non-cash distribution, the depositary will distribute property to the record holders of depositary shares, unless the depositary determines that it is not feasible to make such a distribution. If this occurs, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders.

Redemption of Depositary Shares

If the series of preferred stock represented by depositary shares is subject to redemption, then we will give the necessary proceeds to the depositary. The depositary will then redeem the depositary shares using the funds they received from us for the preferred stock. The depositary will notify the record holders of the depositary shares to be redeemed not less than 30 nor more than 60 days before the date fixed for redemption at the holders’ addresses appearing in the depositary’s books. The redemption price per depositary share will be equal to the redemption price payable per share for the applicable series of the preferred stock and any other amounts per share payable with respect to the preferred stock multiplied by the fraction of a share of preferred stock represented by one depositary share. Whenever we redeem shares of preferred stock held by the depositary, the depositary will redeem the depositary shares representing the shares of preferred stock on the same day. If fewer than all the depositary shares of a series are to be redeemed, the depositary shares will be selected by lot or ratably as the depositary will decide.

After the date fixed for redemption, the depositary shares called for redemption will no longer be considered outstanding. Therefore, all rights of holders of the depositary shares will cease, except that the holders will still be entitled to receive any cash payable upon the redemption and any money or other property to which the holder was entitled at the time of redemption.

Voting the Preferred Stock

Upon receipt of notice of any meeting at which the holders of preferred stock are entitled to vote, the depositary will notify holders of depositary shares of the upcoming vote and arrange to deliver our voting materials to the holders. The record date for determining holders of depositary shares that are entitled to vote will be the same as the record date for the preferred stock. The materials the holders will receive will (1) describe the matters to be voted on and (2) explain how the holders, on a certain date, may instruct the depositary to vote the shares of preferred stock underlying the depositary shares. For instructions to be valid, the depositary must receive them on or before the date specified. The depositary will try, as far as practical, to vote the shares as instructed by the holder. We will do anything the depositary asks us to do in order to enable it to vote as a holder has instructed. If any holder does not instruct the depositary how to vote the holder’s shares, the depositary will abstain from voting those shares.

Conversion or Exchange

The depositary will convert or exchange all depositary shares on the same day that the preferred stock underlying the depositary shares is converted or exchanged. In order for the depositary to do so, we will need to deposit the other preferred stock, common stock or other securities into which the preferred stock is to be converted or for which it will be exchanged.

The exchange or conversion rate per depositary share will be equal to:

•	the exchange or conversion rate per share of preferred stock, multiplied by the fraction of a share of preferred stock represented by one depositary share;

•	plus all money and any other property represented by one depositary share; and

•	including all amounts per depositary share paid by us for dividends that have accrued on the preferred stock on the exchange or conversion date and that have not yet been paid.

The depositary shares, as such, cannot be converted or exchanged into other preferred stock, common stock, securities of another issuer or any other securities or property of us. Nevertheless, if so specified in the applicable prospectus supplement, a holder of depositary shares may be able to surrender the depositary receipts to the depositary with written instructions asking the depositary to instruct us to convert or exchange the preferred stock represented by the depositary shares into other shares of our preferred stock or common stock or to exchange the preferred stock for securities of another issuer. If the depositary shares carry this right, we would agree that, upon the payment of any applicable fees, we will cause the conversion or exchange of the preferred stock using the same procedures as we use for the delivery of preferred stock. If a holder is only converting part of the depositary shares represented by a depositary receipt, new depositary receipts will be issued for any depositary shares that are not converted or exchanged.

Amendment and Termination of the Deposit Agreement

We may agree with the depositary to amend the deposit agreement and the form of depositary receipt without consent of the holder at any time. However, if the amendment adds or increases fees or charges or prejudices an important right of holders, it will only become effective with the approval of holders of at least a majority of the affected depositary shares then outstanding. If an amendment becomes effective, holders are deemed to agree to the amendment and to be bound by the amended deposit agreement if they continue to hold their depositary receipts.

The deposit agreement automatically terminates if:

•	all outstanding depositary shares have been redeemed;

•	each share of preferred stock has been converted into or exchanged for common stock; or

•	a final distribution in respect of the preferred stock has been made to the holders of depositary receipts in connection with our liquidation, dissolution or winding-up.

We may also terminate the deposit agreement at any time we wish. If we do so, the depositary will give notice of termination to the holders not less than 30 days before the termination date. Once depositary receipts are surrendered to the depositary, it will send to each holder the number of whole or fractional shares of the series of preferred stock underlying that holder’s depositary receipts.

Charges of Depositary and Expenses

We will pay all transfer and other taxes and governmental charges in connection with the existence of the depositary arrangements. We will pay charges of the depositary for the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary shares will pay other transfer and other taxes and governmental charges and the charges that are expressly provided in the deposit agreement to be for the holder’s account.

Limitations on Our Obligations and Liability to Holders of Depositary Receipts

The deposit agreement will limit our obligations and the obligations of the depositary. It will also limit our liability and the liability of the depositary as follows:

•	we and the depositary will only be obligated to take the actions specifically set forth in the deposit agreement in good faith;

•	we and the depositary will not be liable if either of us is prevented or delayed by law or circumstances beyond our control from performing our obligations under the deposit agreement;

•	we and the depositary will not be liable if either of us exercises discretion permitted under the deposit agreement;

•	we and the depositary will have no obligation to become involved in any legal or other proceeding related to the depositary receipts or the deposit agreement on your behalf or on behalf of any other party, unless you provide us with satisfactory indemnity; and

•	we and the depositary will be permitted to rely upon any written advice of counsel or accountants and on any documents we believe in good faith to be genuine and to have been signed or presented by the proper party.

In the deposit agreement, we and the depositary will agree to indemnify each other under certain circumstances.

Resignation and Removal of Depositary

The depositary may resign at any time by notifying us of its election to do so. In addition, we may remove the depositary at any time. The resignation or removal will take effect when we appoint a successor depositary and it accepts the appointment. We must appoint the successor depositary within 60 days after delivery of the notice of resignation or removal and the new depositary must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

DESCRIPTION OF COMMON STOCK

The following briefly summarizes the provisions of our restated certificate of incorporation and amended and restated bylaws that would be important to holders of our common stock. The following description may not be complete and is subject to, and qualified in its entirety by reference to, the terms and provisions of our restated certificate of incorporation and amended and restated bylaws which are exhibits to the registration statement which contains this prospectus.

General

Under our restated certificate of incorporation, we are authorized to issue a total of 725,000,000 shares of common stock having a par value of $.10 per share. As of March 31, 2003, 241,644,012 shares of common stock were outstanding. All outstanding shares of common stock are fully paid and nonassessable. The common stock is listed on The New York Stock Exchange.

Holders of common stock do not have any conversion, redemption, preemptive or cumulative voting rights. In the event of our dissolution, liquidation or winding-up, common stockholders will share ratably in any assets remaining after all creditors are paid in full, including holders of our debt securities, and after the liquidation preference of holders of preferred stock has been satisfied.

Dividends

Holders of common stock are entitled to participate equally in dividends when the board of directors declares dividends on shares of common stock out of funds legally available for dividends. The rights of holders of common stock to receive dividends are subject to the preferences of holders of preferred stock.

Voting Rights

Holders of common stock are entitled to one vote for each share held of record on all matters voted on by stockholders, including the election of directors.

Liquidation Rights

In the event of our liquidation, dissolution or winding-up, holders of common stock have the right to a ratable portion of assets remaining after satisfaction in full of the prior rights of our creditors, all liabilities, and the total liquidation preferences of any outstanding shares of preferred stock.

Certain Provisions That May Have an Anti-Takeover Effect

Our restated certificate of incorporation and amended and restated bylaws and certain portions of Delaware law, contain certain provisions that may have an anti-takeover effect.

Board of Directors Classification.    We have a staggered or classified board of directors. Our board of directors is divided into three classes with the members of each class serving a three-year term. The members of only one class of directors are elected at any annual meeting of our stockholders. It therefore takes at least two years to elect a majority of our directors.

Business Combination.    We cannot enter into business combinations with a person who is an “interested stockholder” unless the business combination transaction is approved by a vote of not less than 80% of the votes entitled to be cast on the transaction, including a majority of the votes that are not the votes of the interested stockholder.

An “interested stockholder” is generally any person that owns, or has owned in the two-year period prior to the date in question, shares of our voting stock that represent 15% or more of the votes entitled to be cast by the holders of the shares of our outstanding voting stock.

A “business combination” is generally a merger or consolidation involving a company, a disposition of a substantial part of the assets or securities of a company, a liquidation or dissolution of a company, or a certain type of reclassification of securities of a company.

The supermajority vote requirements described above will not apply to business combinations with interested stockholders if the transaction has been approved by a majority of our directors (or their successors) who are not affiliates of the interested stockholder and were our directors before the interested stockholder became an interested stockholder.

We are also subject to restrictions imposed by Delaware law on transactions with interested stockholders. These restrictions are similar to the restrictions contained in our restated certificate of incorporation described above. In order to engage in any transaction that is subject to the provisions of our restated certificate of incorporation or the provisions of Delaware law, the requirements of both the restated certificate of incorporation and Delaware law must be satisfied.

Special Meetings of Stockholders.    Only our Chairman of the Board, our Chief Executive Officer or our President may call a special meeting of our stockholders and these meetings are to be called by any such officer at the request of a majority of the board of directors.

Action of Stockholders Without a Meeting.    Any action of our stockholders may be taken at a meeting only and may not be taken by written consent.

Amendment of Certificate of Incorporation.    For us to amend our restated certificate of incorporation, Delaware law requires that our board of directors adopt a resolution setting forth any amendment, declare the advisability of the amendment and call a stockholders’ meeting to adopt the amendment. Generally, amendments to our restated certificate of incorporation require the affirmative vote of majority of our outstanding stock. As described below, however, certain amendments to our restated certificate of incorporation may require a supermajority vote.

The vote of the holders of not less than 80% of the votes entitled to be cast is required to adopt any amendment to our restated certificate of incorporation that relates to the provisions of our restated certificate of incorporation that govern the following matters:

•	management of our business by the directors and classification of our board of directors;

•	the ability of our stockholders to act by written consent; and

•	the power of the board of directors and the stockholders to amend the bylaws.

The vote of the holders of not less than 80% of the votes entitled to be cast, including the majority of the votes that are not the votes of an interested stockholder, is required to adopt any amendment to our restated certificate of incorporation that relates to the provisions of our restated certificate of incorporation that govern the following matters:

•	the provisions regarding “business combinations” with interested stockholders; and

•	the provisions setting forth the supermajority vote requirements for amending the restated certificate of incorporation.

These supermajority vote provisions for amending the restated certificate of incorporation do not apply if the amendment is recommended by a majority of our directors (or their successors) who are not affiliates of an interested stockholder and were our directors before the interested stockholder became an interested stockholder.

The provisions described above may discourage attempts by others to acquire control of us without negotiation with our board of directors. This enhances our board of directors’ ability to attempt to promote the interests of all of our stockholders. However, to the extent that these provisions make us a less attractive takeover candidate, they may not always be in our best interests or in the best interests of our stockholders. None of these provisions is the result of any specific effort by a third party to accumulate our securities or to obtain control of us by means of merger, tender offer, solicitation in opposition to management or otherwise.

Transfer Agent and Registrar

The transfer agent and registrar for shares of the common stock is Equiserve Trust Company N.A.

DESCRIPTION OF WARRANTS

General

We may issue warrants to purchase senior debt securities, subordinated debt securities, preferred stock, depositary shares, common stock or any combination of these securities and these warrants may be issued independently or together with any underlying securities and may be attached or separate from the underlying securities. We will issue each series of warrants under a separate warrant agreement to be entered into between us and a warrant agent. The warrant agent will act solely as our agent in connection with the warrants of such series and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants. The following outlines some of the general terms and provisions of the warrants. Further terms of the warrants and the applicable warrant agreement will be stated in the applicable prospectus supplement. The following description and any description of the warrants in a prospectus supplement may not be complete and is subject to and qualified in its entirety by reference to the terms and provisions of the warrant agreement which we will file with the SEC in connection with an issuance of the warrants.

The applicable prospectus supplement will describe the terms of any warrants, including the following:

•	the title of the warrants;

•	the total number of warrants;

•	the price or prices at which we will issue the warrants;

•	the currency or currencies investors may use to pay for the warrants;

•	the designation and terms of the underlying securities purchasable upon exercise of the warrants;

•	the price at which and the currency or currencies, including composite currencies, in which investors may purchase the underlying securities purchasable upon exercise of the warrants;

•	the date on which the right to exercise the warrants will commence and the date on which the right will expire;

•	whether we will issue the warrants in registered form or bearer form;

•	information with respect to book-entry procedures, if any;

•	if applicable, the minimum or maximum amount of warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the underlying securities with which the warrants are issued and the number of warrants issued with each underlying security;

•	if applicable, the date on and after which the warrants and the related underlying securities will be separately transferable;

•	if applicable, a discussion of material United States federal income tax considerations;

•	the identity of the warrant agent;

•	the procedures and conditions relating to the exercise of the warrants; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Warrant certificates may be exchanged for new warrant certificates of different denominations, and warrants may be exercised at the warrant agent’s corporate trust office or any other office indicated in the applicable prospectus supplement. Prior to the exercise of their warrants, holders of warrants exercisable for debt securities will not have any of the rights of holders of the debt securities purchasable upon such exercise and will not be entitled to payments of principal (or premium, if any) or interest, if any, on the debt securities purchasable upon such exercise. Prior to the exercise of their warrants, holders of warrants exercisable for shares of preferred stock or common stock or for depositary shares will not have any rights of holders of the preferred stock, common stock or depositary shares purchasable upon such exercise and will not be entitled to dividend payments, if any, or voting rights of the preferred stock, common stock or depositary shares purchasable upon such exercise.

Exercise of Warrants

A warrant will entitle the holder to purchase for cash an amount of securities at an exercise price that will be stated in, or that will be determinable as described in, the applicable prospectus supplement. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

Warrants may be exercised as set forth in the applicable prospectus supplement. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the securities purchasable upon such exercise. If less than all of the warrants represented by such warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

Enforceability of Rights; Governing Law

The holders of warrants, without the consent of the warrant agent, may, on their own behalf and for their own benefit, enforce, and may institute and maintain any suit, action or proceeding against us to enforce their rights to exercise and receive the securities purchasable upon exercise of their warrants. Unless otherwise stated in the applicable prospectus supplement, each issue of warrants and the applicable warrant agreement will be governed by the laws of the State of New York.

DESCRIPTION OF STOCK PURCHASE CONTRACTS

We may issue stock purchase contracts, representing contracts obligating holders to purchase from or sell to us, and obligating us to purchase from or sell to the holders, a specified or variable number of shares of our capital stock at a future date or dates. The price per share of capital stock may be fixed at the time the stock purchase contracts are entered into or may be determined by reference to a specific formula contained in the stock purchase contracts. Any stock purchase contract may include anti-dilution provisions to adjust the number of shares to be delivered pursuant to such stock purchase contract upon the occurrence of certain events. We may issue the stock purchase contracts in such amounts and in as many distinct series as we wish.

The stock purchase contracts may be entered into separately or as a part of units consisting of a stock purchase contract and a beneficial interest in senior debt securities, subordinated debt securities, preferred securities, debt obligations of third parties, including U.S. Treasury securities, other stock purchase contracts or shares of our capital stock securing the holders’ obligations under the stock purchase contracts to purchase or to sell the shares of our capital stock. The stock purchase contracts may require us to make periodic payments to holders of the stock purchase units, or vice versa, and such payments may be unsecured or prefunded and may be paid on a current or on a deferred basis. The stock purchase contracts may require holders to secure their obligations under those contracts in a specified manner.

The applicable prospectus supplement may contain, where applicable, the following information about the stock purchase contracts issued under it:

•	whether the stock purchase contracts obligate the holder to purchase or sell, or both purchase and sell, our common stock or preferred stock or depositary shares, as applicable, and the nature and amount of each of those securities, or the method of determining those amounts;

•	whether the stock purchase contracts are to be prepaid or not;

•	whether the stock purchase contracts are to be settled by delivery, or by reference or linkage to the value, performance or level of our common stock or preferred stock or depositary shares;

•	any acceleration, cancellation, termination or other provisions relating to the settlement of the stock purchase contracts; and

•	whether the stock purchase contracts will be issued in fully registered or global form.

The applicable prospectus supplement will describe the terms of any stock purchase contracts. The preceding description and any description of stock purchase contracts in the applicable prospectus supplement does not purport to be complete and is subject to and is qualified in its entirety by reference to the stock purchase contract agreement and, if applicable, collateral arrangements and depositary arrangements relating to such stock purchase contracts.

DESCRIPTION OF UNITS

We may issue units comprising one or more of the other securities described in this prospectus in any combination. Units may also include debt obligations of third parties, such as U.S. Treasury securities. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately at any time or at any time before a specified date.

The applicable prospectus supplement may describe:

•	the designation and terms of the units and of the securities composing the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

•	whether the units will be issued in fully registered or global form.

The applicable prospectus supplement will describe the terms of any units. The preceding description and any description of units in the applicable prospectus supplement does not purport to be complete and is subject to and is qualified in its entirety by reference to the unit agreement and, if applicable, collateral arrangements and depositary arrangements relating to such units.

DESCRIPTION OF PREFERRED SECURITIES OF THE TRUSTS

General

The following summary outlines the material terms and provisions of the preferred securities that the trusts may offer. The particular terms of any preferred securities a trust offers and the extent if any to which these general terms and provisions may or may not apply to the preferred securities will be described in the applicable prospectus supplement.

Each trust will issue the preferred securities under an amended declaration, which we will enter into with the trustees. The amended declaration for each trust is subject to and governed by the Trust Indenture Act of 1939 and JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank), an independent trustee, will act as property trustee under each amended declaration for the purposes of compliance with the provisions of the Trust Indenture Act. The terms of the preferred securities will be those contained in the applicable amended declaration and those made part of the amended declaration by the Trust Indenture Act. The following summary may not be complete and is subject to and qualified in its entirety by reference to the form of amended declaration, which is an exhibit to the registration statement which contains this prospectus, and the Trust Indenture Act.

Terms

Each amended declaration will provide that a trust may issue, from time to time, only one series of preferred securities and one series of common securities. The preferred securities will be offered to investors and the common securities will be held by us. The terms of the preferred securities, as a general matter, will mirror the terms of the junior subordinated debt securities that we will issue to a trust in exchange for the proceeds of the sales of the preferred and common securities. If we fail to make a payment on the junior subordinated debt securities, the trust holding those securities will not have sufficient funds to make related payments, including distributions, on its preferred securities.

You should refer to the applicable prospectus supplement relating to the preferred securities for specific terms of the preferred securities, including, but not limited to:

•	the distinctive designation of the preferred securities;

•	the total and per security liquidation amount of the preferred securities;

•	the annual distribution rate, or method of determining the rate at which the trust issuing the securities will pay distributions, on the preferred securities and the date or dates from which distributions will accrue;

•	the date or dates on which the distributions will be payable and any corresponding record dates;

•	whether distributions on preferred securities will be cumulative, and, in the case of preferred securities having cumulative distribution rights, the date or dates or method of determining the date or dates from which distributions on preferred securities will be cumulative;

•	the right, if any, to defer distributions on the preferred securities upon extension of the interest payment period of the related junior subordinated debt securities;

•	whether the preferred securities are to be issued in book-entry form and represented by one or more global certificates and, if so, the depositary for the global certificates and the specific terms of the depositary arrangement;

•	the amount or amounts which will be paid out of the assets of the trust issuing the securities to the holders of preferred securities upon voluntary or involuntary dissolution, winding-up or termination of the trust issuing the securities;

•	any obligation of the trust issuing the securities to purchase or redeem preferred securities and the terms and conditions relating to any redemption obligation;

•	any voting rights of the preferred securities;

•	any terms and conditions upon which the junior subordinated debt securities held by the trust issuing the securities may be distributed to holders of preferred securities;

•	any securities exchange on which the preferred securities will be listed; and

•	any other relevant rights, preferences, privileges, limitations or restrictions of the preferred securities not inconsistent with the amended declaration or with applicable law.

We will guarantee the preferred securities to the extent described below under “DESCRIPTION OF TRUST GUARANTEES.” Our guarantee, when taken together with our obligations under the junior subordinated debt securities and the related subordinated indenture, and our obligations under the amended declaration, would provide a full and unconditional guarantee of amounts due on any preferred securities. Certain United States federal income tax considerations applicable to any offering of preferred securities will be described in the applicable prospectus supplement.

Liquidation Distribution Upon Dissolution

Unless otherwise specified in an applicable prospectus supplement, each amended declaration states that each trust will be dissolved:

•	on the expiration of the term of that trust;

•	upon our bankruptcy, dissolution or liquidation;

•	upon our written direction to the property trustee to dissolve the trust and distribute the related junior subordinated debt securities directly to the holders of the trust securities;

•	upon the redemption of all of the preferred securities in connection with the redemption of all of the related junior subordinated debt securities; or

•	upon entry of a court order for the dissolution of the trust.

Unless otherwise specified in an applicable prospectus supplement, in the event of a dissolution as described above other than in connection with redemption, after a trust satisfies all liabilities to its creditors as provided by applicable law, each holder of the preferred or common securities issued by that trust will be entitled to receive:

•	the related junior subordinated debt securities in an aggregate principal amount equal to the aggregate liquidation amount of the preferred or common securities held by the holder; or

•	if any distribution of the related junior subordinated debt securities is determined by the property trustee not to be practical, cash equal to the aggregate liquidation amount of the preferred or common securities held by the holder, plus accumulated and unpaid distributions to the date of payment.

If a trust cannot pay the full amount due on its preferred and common securities because it has insufficient assets available for payment, then the amounts payable by that trust on its preferred and common securities will be paid on a pro rata basis. However, if certain payment events of default under the subordinated indenture have occurred and are continuing with respect to any series of related junior subordinated debt securities, the total amounts due on the preferred securities will be paid before any distribution on the common securities.

Events of Default

The following will be events of default under each amended declaration:

•	an event of default under the subordinated indenture occurs with respect to any related series of junior subordinated debt securities; or

•	any other event of default specified in the applicable prospectus supplement occurs.

If an event of default with respect to a related series of junior subordinated debt securities occurs and is continuing under the subordinated indenture, and the subordinated indenture trustee or the holders of not less than 25% in principal amount of the related junior subordinated debt securities outstanding fail to declare the principal amount of all of such junior subordinated debt securities to be immediately due and payable, the holders of at least 25% in aggregate liquidation amount of the outstanding preferred securities of the trust holding the junior subordinated debt securities, will have the right to declare such principal amount immediately due and payable by providing written notice to us, the applicable property trustee and the subordinated indenture trustee.

At any time after a declaration of acceleration has been made with respect to a related series of junior subordinated debt securities and before a judgment or decree for payment of the money due has been obtained, the holders of a majority in liquidation amount of the affected preferred securities may rescind any declaration of acceleration with respect to the related junior subordinated debt securities and its consequences:

•	if we deposit with the subordinated indenture trustee funds sufficient to pay all overdue principal of and premium and interest on the related junior subordinated debt securities and other amounts due to the subordinated indenture trustee and the property trustee; and

•	if all existing events of default with respect to the related junior subordinated debt securities have been cured or waived except non-payment of principal on the related junior subordinated debt securities that has become due solely because of the acceleration.

The holders of a majority in liquidation amount of the affected preferred securities may waive any past default under the subordinated debenture indenture with respect to related junior subordinated debt securities, other than a default in the payment of principal of, or any premium or interest on, any related junior subordinated debenture or a default with respect to a covenant or provision that cannot be amended or modified without the consent of the holder of each affected outstanding related junior subordinated debenture. In addition, the holders of at least a majority in liquidation amount of the affected preferred securities may waive any past default under the amended declaration.

The holders of a majority in liquidation amount of the affected preferred securities shall have the right to direct the time, method and place of conducting any proceedings for any remedy available to the property trustee or to direct the exercise of any trust or power conferred on the property trustee under the amended declaration.

A holder of preferred securities may institute a legal proceeding directly against us, without first instituting a legal proceeding against the property trustee or anyone else, for enforcement of payment to the holder of principal and any premium or interest on the related series of junior subordinated debt securities having a principal amount equal to the aggregate liquidation amount of the preferred securities of the holder, if we fail to pay principal and any premium or interest on the related series of junior subordinated debt securities when payable.

We are required to furnish annually, to the property trustee for each trust, officers’ certificates to the effect that, to the best knowledge of the individuals providing the certificates, we and each trust are not in default under the applicable amended declaration or, if there has been a default, specifying the default and its status.

Consolidation, Merger or Amalgamation of the Trust

No trust may merge with or into, amalgamate, consolidate, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to, any entity, except as described below or as described in “—Liquidation Distribution Upon Dissolution.” A trust may, with the consent of the administrative trustees but without the consent of the holders of the outstanding preferred securities or the other trustees of that trust, merge with or into, amalgamate, consolidate, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to, a trust organized under the laws of any state if:

•	the successor entity either:

•	expressly assumes all of the obligations of the trust relating to its preferred securities, or

•	substitutes for the trust’s preferred securities other securities having substantially the same terms as the preferred securities, so long as the substituted successor securities rank the same as the preferred securities for distributions and payments upon liquidation, redemption and otherwise;

•	we appoint a trustee of the successor entity who has substantially the same powers and duties as the property trustee of the trust;

•	the successor securities are listed or traded, or any substituted successor securities will be listed upon notice of issuance, on the same national securities exchange or other organization on which the preferred securities are then listed or traded;

•	the merger event does not cause the preferred securities or any substituted successor securities to be downgraded by any national rating agency;

•	the merger event does not adversely affect the rights, preferences and privileges of the holders of the preferred securities or any substituted successor securities in any material respect;

•	the successor entity has a purpose substantially identical to that of the trust that issued the securities;

•	prior to the merger event, we shall provide to the property trustee an opinion of counsel from a nationally recognized law firm stating that:

•	the merger event does not adversely affect the rights, preferences and privileges of the holders of the trust’s preferred securities in any material respect, and

•	following the merger event, neither the trust nor the successor entity will be required to register as an investment company under the Investment Company Act of 1940; and

•	we own or our permitted transferee owns, all of the common securities of the successor entity and we guarantee or our permitted transferee guarantees the obligations of the successor entity under the substituted successor securities at least to the extent provided under the applicable preferred securities guarantee.

In addition, unless all of the holders of the preferred securities approve otherwise, no trust may consolidate, amalgamate or merge with or into, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to, any other entity, or permit any other entity to consolidate, amalgamate, merge with or into or replace it if the transaction would cause that trust or the successor entity to be taxable as a corporation or classified other than as a grantor trust for United States federal income tax purposes.

Voting Rights

Unless otherwise specified in the applicable prospectus supplement, the holders of the preferred securities will have no voting rights except as discussed below and under “—Amendment to an Amended Declaration” and “DESCRIPTION OF TRUST GUARANTEES—Modification of the Trust Guarantee; Assignment” and as otherwise required by law.

If any proposed amendment to an amended declaration provides for, or the trustees of a trust otherwise propose to effect:

•	any action that would adversely affect the powers, preferences or special rights of the preferred securities in any material respect, whether by way of amendment to the amended declaration or otherwise; or

•	the dissolution, winding-up or termination of a trust other than pursuant to the terms of the amended declaration,

then the holders of the affected preferred securities as a class will be entitled to vote on the amendment or proposal. In that case, the amendment or proposal will be effective only if approved by the holders of at least a majority in aggregate liquidation amount of the affected preferred securities.

Without obtaining the prior approval of the holders of a majority in aggregate liquidation amount of the preferred securities issued by a trust, the trustees of that trust may not:

•	direct the time, method and place of conducting any proceeding for any remedy available to the subordinated indenture trustee for any related junior subordinated debt securities or direct the exercise of any trust or power conferred on the property trustee with respect to the related junior subordinated debt securities;

•	waive any default that is waivable under the subordinated indenture with respect to any related junior subordinated debt securities;

•	cancel an acceleration of the principal of the related junior subordinated debt securities; or

•	consent to any amendment, modification or termination of the subordinated indenture or any related junior subordinated debt securities where consent is required.

However, if a consent under the subordinated indenture requires the consent of each affected holder of the related junior subordinated debt securities, then the property trustee must obtain the prior consent of each holder of the preferred securities of the trust that holds the related junior subordinated debt securities. In addition, before taking any of the foregoing actions, we will provide to the property trustee an opinion of counsel experienced in such matters to the effect that, as a result of such actions, the trust will not be taxable as a corporation or classified as other than a grantor trust for United States federal income tax purposes.

The property trustee will notify all preferred securities holders of a trust of any notice of default received from the subordinated indenture trustee with respect to the junior subordinated debt securities held by that trust.

Any required approval of the holders of preferred securities may be given at a meeting of the holders of the preferred securities convened for the purpose or pursuant to written consent. The applicable property trustee will cause a notice of any meeting at which holders of securities are entitled to vote to be given to each holder of record of the preferred securities at the holder’s registered address at least 15 days and not more than 90 days before the meeting.

No vote or consent of the holders of the trust securities will be required for a trust to redeem and cancel its trust securities in accordance with its amended declaration.

Notwithstanding that holders of the preferred securities are entitled to vote or consent under any of the circumstances described above, any of the preferred securities that are owned by us, any trustee or any affiliate of a trustee or ours will, for purposes of any vote or consent, be treated as if they were not outstanding. Preferred securities held by us or any of our affiliates may be exchanged for related junior subordinated debt securities at the election of the holder.

Amendment to an Amended Declaration

An amended declaration may be amended from time to time by us and the property trustee and the administrative trustees of each trust without the consent of the holders of the preferred securities of that trust to:

•	cure any ambiguity or correct or supplement any provision which may be inconsistent with any other provisions with respect to matters or questions arising under the amended declaration, in each case to the extent that the amendment does not adversely affect the interests of any holder of the preferred securities in any material respect; or

•	modify, eliminate or add to any provisions to the extent necessary to ensure that the trust will not be taxable as a corporation or classified as other than a grantor trust for United States federal income tax purposes, to ensure that the junior subordinated debt securities held by the trust are treated as indebtedness for United States federal income tax purposes or to ensure that the trust will not be required to register as an investment company under the Investment Company Act of 1940.

Other amendments to an amended declaration may be made by us and the trustees of that trust upon approval of the holders of a majority in aggregate liquidation amount of the outstanding preferred securities of that trust and receipt by the trustees of an opinion of counsel to the effect that the amendment will not cause the trust to be taxable as a corporation or classified as other than a grantor trust for United States federal income tax purposes, affect the treatment of the junior subordinated debt securities held by the trust as indebtedness for United States federal income tax purposes or affect the trust’s exemption from the Investment Company Act of 1940.

Notwithstanding the foregoing, without the consent of each affected holder of common or preferred securities of each trust, an amended declaration may not be amended to:

•	change the amount or timing of any distribution on the common or preferred securities of a trust or otherwise adversely affect the amount of any distribution required to be made in respect of the securities as of a specified date; or

•	restrict the right of a holder of any securities to institute suit for the enforcement of any payment on or after the distribution date.

In addition, no amendment may be made to an amended declaration if the amendment would:

•	cause a trust to be taxable as a corporation or characterized as other than a grantor trust for United States federal income tax purposes;

•	cause the junior subordinated debt securities held by a trust to not be treated as indebtedness for United States federal income tax purposes;

•	cause a trust to be deemed to be an investment company required to be registered under the Investment Company Act of 1940; or

•	impose any additional obligation on us without our consent.

Removal and Replacement of Trustees

The holder of a trust’s common securities may, upon prior written notice, remove or replace any of the administrative trustees and, unless an event of default has occurred and is continuing under the subordinated indenture, the property and Delaware trustee of the trust. If an event of default has occurred and is continuing under the subordinated indenture, only the holders of a majority in liquidation amount of the trust’s preferred securities may remove or replace the property trustee and Delaware trustee. The resignation or removal of any trustee will be effective only upon the acceptance of appointment by the successor trustee in accordance with the provisions of the applicable amended declaration.

Merger or Consolidation of Trustees

Any entity into which a property trustee or the Delaware trustee may be merged or converted or with which it may be consolidated, or any entity resulting from any merger, conversion or consolidation to which the trustee shall be a party, or any entity succeeding to all or substantially all of the corporate trust business of the trustee, shall be the successor of the trustee under the applicable amended declaration; provided, however, that the entity shall be otherwise qualified and eligible.

Information Concerning the Property Trustee

For matters relating to compliance with the Trust Indenture Act of 1939, the property trustee for each trust will have all of the duties and responsibilities of an indenture trustee under the Trust Indenture Act of 1939. The property trustee, other than during the occurrence and continuance of a default under an amended declaration, undertakes to perform only the duties as are specifically set forth in the amended declaration and, after a default, must use the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. The property trustee is under no obligation to exercise any of the powers given it by an amended declaration at the request of any holder of the preferred securities unless it is offered security or indemnity satisfactory to it against the costs, expenses and liabilities that it might incur. If the property trustee is required to decide between alternative courses of action, construe ambiguous provisions in an amended declaration or is unsure of the application of any provision of the amended declaration, and the matter is not one on which the holders of the preferred securities are entitled to vote, then the property trustee will deliver notice to us requesting written instructions as to the course of action to be taken and the property trustee will take or refrain from taking that action as instructed. If we do not provide these instructions within ten business days, then the property trustee will take such action as it deems advisable and in the best interests of the holders of the preferred and common securities. In this event, the property trustee will have no liability except for its own bad faith, negligence or willful misconduct.

JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank), which is the property trustee for each trust, also serves as the senior indenture trustee, the subordinated indenture trustee and the guarantee trustee under each trust guarantee described below. We and certain of our affiliates maintain banking relationships with JPMorgan Chase Bank, which are described above under “DESCRIPTION OF DEBT SECURITIES—Concerning the Trustee.”

Miscellaneous

The administrative trustees of each trust are authorized and directed to conduct the affairs of and to operate each trust in such a way so that:

•	each trust will not be taxable as a corporation or classified as other than a grantor trust for United States federal income tax purposes;

•	the junior subordinated debt securities held by each trust will be treated as indebtedness of ours for United States federal income tax purposes; and

•	each trust will not be deemed to be an investment company required to be registered under the Investment Company Act of 1940.

We and the trustees of each trust are authorized to take any action, so long as it is consistent with applicable law, the certificate of trust or amended declaration, that we and the trustees determine to be necessary or desirable for the above purposes.

Registered holders of the preferred securities have no preemptive or similar rights.

A trust may not incur indebtedness or place a lien on any of its assets.

Governing Law

Each amended declaration and the preferred securities will be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the conflict of laws provisions thereof.

Description of the Expense Agreement

We will execute an expense agreement at the same time that a trust issues the preferred securities. Under the expense agreement, we will irrevocably and unconditionally guarantee to each creditor of each trust the full amount of that trust’s costs, expenses and liabilities, other than the amounts owed to holders of its preferred and common securities pursuant to the terms of those securities. Third parties will be entitled to enforce the expense agreement. The expense agreement, once executed, will be filed with the SEC on Form 8-K or by a post-effective amendment to the registration statement of which this prospectus is a part.

Our obligation under an expense agreement will be subordinated in right of payment to the same extent as the trust guarantees. The expense agreement will contain provisions regarding amendment, termination, assignment, succession and governing law similar to those contained in the trust guarantees.

DESCRIPTION OF TRUST GUARANTEES

The following describes certain general terms and provisions of the trust guarantees which we will execute and deliver for the benefit of the holders from time to time of preferred securities. Each trust guarantee will be qualified as an indenture under the Trust Indenture Act of 1939, and JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank), an independent trustee, will act as indenture trustee under each trust guarantee for the purposes of compliance with the provisions of the Trust Indenture Act of 1939. The terms of each trust guarantee will be those contained in each trust guarantee and those made part of each trust guarantee by the Trust Indenture Act of 1939. The following summary may not be complete and is subject to and qualified in its entirety by reference to the form of trust guarantee, which is an exhibit to the registration statement which contains this prospectus, and the Trust Indenture Act of 1939. Each trust guarantee will be held by the guarantee trustee of each trust for the benefit of the holders of the preferred securities.

General

We will irrevocably and unconditionally agree to pay the following payments or distributions with respect to preferred securities, in full, to the holders of the preferred securities, as and when they become due regardless of any defense, right of set-off or counterclaim that a trust may have except for the defense of payment:

•	any accrued and unpaid distributions which are required to be paid on the preferred securities, to the extent the trust that issued the securities does not make such payments or distributions but has sufficient funds available to do so;

•	the redemption price and all accrued and unpaid distributions to the date of redemption with respect to any preferred securities called for redemption, to the extent the trust that issued the securities does not make such payments or distributions but has sufficient funds available to do so; and

•	upon a voluntary or involuntary dissolution, winding-up or termination of the trust that issued the securities (other than in connection with the distribution of junior subordinated debt securities to the holders of preferred securities or the redemption of all of the preferred securities), the lesser of

•	the total liquidation amount and all accrued and unpaid distributions on the preferred securities to the date of payment, to the extent the trust that issued the securities does not make such payments or distributions but has sufficient funds available to do so, and

•	the amount of assets of the trust that issued the securities remaining available for distribution to holders of such preferred securities in liquidation of the trust.

Our obligation to make a payment under a trust guarantee may be satisfied by our direct payment of the required amounts to the holders of preferred securities to which the trust guarantee relates or by causing the applicable trust to pay the amounts to the holders.

Modification of the Trust Guarantee; Assignment

Except with respect to any changes which do not adversely affect the rights of holders of preferred securities in any material respect (in which case no vote will be required), each trust guarantee may be amended only with the prior approval of the holders of not less than a majority in liquidation amount of the outstanding preferred securities to which the trust guarantee relates. The manner of obtaining the approval of holders of the preferred securities will be described in an accompanying prospectus supplement. All guarantees and agreements contained in each trust guarantee will bind our successors, assigns, receivers, trustees and representatives and will be for the benefit of the holders of the outstanding preferred securities to which the trust guarantee relates.

Termination

Each trust guarantee will terminate when any of the following has occurred:

•	all preferred securities to which the trust guarantee relates have been paid in full or redeemed in full by us, the trust that issued the securities or both;

•	the junior subordinated debt securities held by the trust that issued the securities have been distributed to the holders of the preferred securities; or

•	the amounts payable in accordance with the applicable amended declaration upon liquidation of the trust that issued the securities have been paid in full.

Each trust guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of preferred securities to which the trust guarantee relates must restore payment of any amounts paid on the preferred securities or under the trust guarantee.

Events of Default

An event of default under a trust guarantee will occur if we fail to perform any of our payment obligations under a trust guarantee or we fail to perform any other obligation under a trust guarantee and the failure to perform such other obligation continues for 60 days.

Each trust guarantee will constitute a guarantee of payment and not of collection. The holders of a majority in liquidation amount of the preferred securities to which the trust guarantee relates have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee in respect of the trust guarantee or to direct the exercise of any trust or power conferred upon the guarantee trustee under the trust guarantee. If the guarantee trustee fails to enforce the trust guarantee, any holder of preferred securities to which the trust guarantee relates may institute a legal proceeding directly against us to enforce the holder’s rights under the trust guarantee, without first instituting a legal proceeding against the trust, the guarantee trustee or any one else. If we do not make a guarantee payment, a holder of preferred securities may directly institute a proceeding against us for enforcement of the trust guarantee for such payment.

Status of the Trust Guarantees

Each trust guarantee will be our general unsecured obligation and will rank subordinate and junior in right of payment, and will be subject to our prior payment in full of our senior debt as described under “DESCRIPTION OF DEBT SECURITIES—Subordination.”

The terms of the preferred securities provide that each holder of preferred securities by acceptance of the preferred securities agrees to the subordination provisions and other terms of the trust guarantee relating to the subordination. As of December 31, 2002, we had approximately $1.9 billion of indebtedness that would rank senior to a trust guarantee.

Information Concerning the Guarantee Trustee

The guarantee trustee, prior to the occurrence of a default with respect to a trust guarantee, undertakes to perform only those duties as are specifically contained in the trust guarantee and, after default, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. The guarantee trustee is under no obligation to exercise any of the powers vested in it by the applicable trust guarantee at the request of any holder of preferred securities to which the trust guarantee relates, unless it is offered indemnity satisfactory to it against the costs, expenses and liabilities which it might incur by exercising these powers; however the guarantee trustee will not be, upon the occurrence of an event of default under the applicable trust guarantee, relieved from exercising the rights and powers vested in it by such trust guarantee.

Governing Law

The trust guarantees will be governed by, and construed in accordance with, the laws of the State of New York.

EFFECT OF OBLIGATIONS UNDER THE

SUBORDINATED DEBT SECURITIES AND THE TRUST GUARANTEES

As long as we may make payments of interest and any other payments when they are due on the junior subordinated debt securities held by a particular trust, those payments will be sufficient to cover distributions and any other payments due on the trust securities issued by that trust because of the following factors:

•	the total principal amount of the junior subordinated debt securities held by the trust will be equal to the total stated liquidation amount of the trust securities issued by the trust;

•	the interest rate and the interest payment dates and other payment dates on the junior subordinated debt securities held by the trust will match the distribution rate and distribution payment dates and other payment dates for the trust securities issued by the trust;

•	we will pay, and the trust will not be obligated to pay, directly or indirectly, all costs, expenses, debt, and obligations of the trust (other than obligations under the trust securities); and

•

each amended declaration will further provide that the trustees shall not take or cause or permit the trust to engage in any activity that is not consistent with the purposes of the trust, which consist solely of issuing the trust securities, investing in the junior subordinated debt securities and anything necessary or incident to those activities.

We will guarantee payments of distributions, to the extent the trust obligated to pay those distributions has sufficient funds available to make the payments due on the preferred securities, to the extent described under “DESCRIPTION OF TRUST GUARANTEES.” If we do not make interest payments on the junior subordinated debt securities held by a trust, that trust will not have sufficient funds to pay distributions on the preferred securities. Each trust guarantee covers the payment of distributions and other payments on the preferred securities only if and to the extent that we have made a payment of interest or principal on the junior subordinated debt securities held by the trust as its sole asset. However, we believe that the trust guarantees, when taken together with our obligations under the junior subordinated debt securities and the subordinated indenture and our obligations under the amended declarations, including our obligations to pay the costs, expenses, debts and liabilities of the trusts, provide a full and unconditional guarantee of payment on the preferred securities.

A holder of preferred securities may sue us to enforce its rights under the trust guarantee which relates to the holder’s preferred securities without first suing the guarantee trustee, the trust or any other person or entity.

PLAN OF DISTRIBUTION

We and the trusts may offer and sell the securities to or through underwriters or dealers, and also may offer and sell the securities directly to other purchasers or through designated agents. Any underwriter or agent involved in the offer and sale of the securities will be named in the applicable prospectus supplement.

Distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. We and the trusts also may, from time to time, authorize underwriters acting as our agents to offer and sell the securities upon the terms and conditions set forth in any prospectus supplement.

In connection with the sale of securities, underwriters may receive compensation from us or a trust or from purchasers of the securities, for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of the securities may be deemed to be underwriters, and any discounts or commissions they receive from us or a trust, and any profit on the resale of the securities they realize may be deemed to be underwriting discounts and commissions under the Securities Act. Any such underwriter, dealer or agent will be identified, and any such compensation received will be described in the applicable prospectus supplement.

Unless otherwise specified in the related prospectus supplement, each series of the securities will be a new issue with no established trading market, other than the common stock. Any common stock sold pursuant to a prospectus supplement will be listed on the NYSE, subject to official notice of issuance. We and the trusts may elect to list any of the other securities on an exchange, but are not obligated to do so. It is possible that one or more underwriters may make a market in a series of the securities, but will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, no assurance can be given as to the liquidity of the trading market for the securities.

If dealers are utilized in the sale of the securities, we and the trusts will sell the securities to the dealers as principals. The dealers may then resell the securities to the public at varying prices to be determined by such dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in the applicable prospectus supplement.

We and the trusts may enter into agreements with underwriters, dealers and agents who participate in the distribution of the securities which may entitle these persons to indemnification by us and the trusts against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof. Any agreement in which we agree to indemnify underwriters, dealers and agents against civil liabilities will be described in the applicable prospectus supplement.

Underwriters, dealers and agents may engage in transactions with, or perform services for, or be customers of ours in the ordinary course of business.

If so indicated in the applicable prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by certain purchasers to purchase the securities from us at the public offering price stated in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a future date. These contracts will be subject to only those conditions stated in the prospectus supplement, and the prospectus supplement will state the commission payable to the solicitor of such offers.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities will be passed upon for us by Alston & Bird LLP, Washington, D.C., and for the underwriters by Sullivan & Cromwell LLP, New York, New York. Certain United States federal income taxation matters will be passed upon for us by Alston & Bird LLP, Washington, D.C. Certain matters of Delaware law relating to the validity of the preferred securities will be passed upon for the trust and us by Richards, Layton & Finger, P.A., Wilmington, Delaware.

EXPERTS

The consolidated financial statements of UnumProvident Corporation appearing in our Annual Report on Form 10-K for the year ended December 31, 2002, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement and the accompanying prospectus. You must not rely on any unauthorized information or representations. This prospectus supplement and the accompanying prospectus are an offer to sell only the shares of common stock offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement and the accompanying prospectus is current only as of its date.

Prospectus Supplement

Prospectus

43,800,000 Shares

UnumProvident Corporation

Common Stock

Goldman, Sachs & Co.

Banc of America Securities LLC

Morgan Stanley

Deutsche Bank Securities

Merrill Lynch & Co.

SunTrust Robinson Humphrey

Representatives of the Underwriters